Exhibit 10.2

Execution Version

CREDIT AGREEMENT

by and between

ALICO, INC.,

ALICO-AGRI, LTD.,

ALICO PLANT WORLD, L.L.C.,

ALICO FRUIT COMPANY, LLC,

ALICO LAND DEVELOPMENT INC.,

and

ALICO CITRUS NURSERY, LLC,

as Borrowers

and

RABO AGRIFINANCE, INC.,
as Lender

Dated as of December 1, 2014

TABLE OF CONTENTS

(continued)

1.	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Interpretation	25
1.3	Accounting Terms; GAAP	26
1.4	Letter of Credit Amounts	26

2.	THE CREDIT	26
2.1	The Commitment	26
2.2	Minimum Amounts	26
2.3	Requests for Borrowings	27
2.4	Letters of Credit	27
2.5	Funding of Borrowings	31
2.6	Termination and Reduction of the Commitment	31
2.7	Repayment of Loans; Evidence of Debt	32
2.8	Prepayment of Loans	32
2.9	Fees	33
2.10	Interest	33
2.11	Inability to Determine Rates	34
2.12	Increased Costs	34
2.13	Taxes	35
2.14	Payments Generally	37
2.15	Note	38

3.	REPRESENTATIONS AND WARRANTIES	38
3.1	Corporate Existence	38
3.2	Corporate Power; Authorization; Enforceable Obligations	38
3.3	No Conflicts	39
3.4	Financial Condition; No Material Adverse Change	39
3.5	Properties	39
3.6	Litigation	39
3.7	Compliance with Laws and Agreements	40
3.8	Investment Company Status	40
3.9	Taxes	40
3.10	ERISA	40
3.11	Disclosure	40
3.12	Use of Credit	40
3.13	[Intentionally Omitted]	40
3.14	Subsidiaries	40
3.15	[Intentionally Omitted]	41
3.16	Environmental Matters	41
3.17	Sanctions/Anti-Corruption Representations	41
3.18	[Intentionally Omitted]	41
3.19	Labor Matters, Etc.	41
3.20	Solvency	42
3.21	No Burdensome Restriction	42
3.22	Security Documents	42

4.	CONDITIONS PRECEDENT	42

i

ii

TABLE OF CONTENTS

		Page

9.3	Expenses; Indemnity; Damage Waiver	61
9.4	Successors and Assigns	62
9.5	Survival	63
9.6	Counterparts; Integration; Effectiveness	63
9.7	Severability	64
9.8	Right of Set-off	64
9.9	Governing Law; Jurisdiction; Etc.	64
9.10	WAIVER OF JURY TRIAL	65
9.11	Treatment of Certain Information; Confidentiality	66
9.12	Interest Rate Limitation	67
9.13	USA Patriot Act	67
9.14	Administrative Borrower	67
9.15	Joint and Several Obligations	67
9.16	Press Release and Related Matters	70
9.17	No Duty	70
9.18	No Fiduciary Relationship	70
9.19	Construction	70
9.20	Payments Set Aside	71
9.21	Benefits of Agreement	71
9.22	Keepwell	71

SCHEDULES:

Schedule 2.4(e)	-	Existing Letters of Credit
Schedule 3.10	-	ERISA Plans
Schedule 3.14	-	Subsidiaries
Schedule 3.19	-	Labor Matters
Schedule 6.1	-	Indebtedness
Schedule 6.5	-	Investments

EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption
Exhibit N	-	Form of Promissory Note
Exhibit 2.3	-	Form of Borrowing Request
Exhibit 5.1	-	Form of Compliance Certificate

iii

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of December 1, 2014, is by and between ALICO, INC., a Florida corporation (“Alico”); ALICO-AGRI, LTD., a Florida limited partnership (“Alico-Agri”); ALICO PLANT WORLD, L.L.C., a Florida limited liability company (“Plant World”); ALICO FRUIT COMPANY, LLC, a Florida limited liability company (“Fruit Company”); ALICO LAND DEVELOPMENT INC., a Florida corporation (“Land Development”); ALICO CITRUS NURSERY, LLC, a Florida limited liability company (“Citrus Nursery”, and together with Alico, Alico-Agri, Plant World, Fruit Company and Land Development, each a “Borrower” and collectively the “Borrowers”), and RABO AGRIFINANCE, INC., a Delaware corporation (“Lender”).

WITNESSETH:

WHEREAS, Borrowers have requested that Lender make available for the purposes specified in this Agreement a revolving credit and letter of credit facility; and

WHEREAS, Lender is willing to make available to Borrowers such revolving credit and letter of credit facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.                                      DEFINITIONS

1.1                               Defined Terms. As used in this Agreement (including the foregoing preamble and recitals), the following terms have the meanings specified below:

“Accounts Receivable” means, with respect to any Person, all of such Person’s “accounts” (as such term is defined in the UCC).

“Acquired Entity or Business” means any Person or business unit acquired pursuant to a Permitted Acquisition.

“Acquisition” means the acquisition of the “Purchased Assets” (as such term is defined in the Orange-Co Acquisition Agreement) pursuant to the Orange-Co Acquisition Agreement.

“Adjust” means to increase or decrease; “Adjusted” means increased or decreased; and “Adjustment” means an increase or decrease.

“Adjustment Date” means each date, on or after the last day of the Fiscal Quarter ended at least 3 months after the Effective Date, that is the third Business Day following the later of (a) receipt by Lender of both (i) the financial statements required to be delivered pursuant to Section 5.1(a) or 5.1(b), as applicable, for the most recently completed fiscal period and (ii) the related Compliance Certificate required to be delivered pursuant to Section 5.1(c) with respect to such fiscal period, and (b) the latest date on which such financial statements are permitted to be delivered pursuant to Section 5.1 hereof for such fiscal period.

“Administrative Borrower” has the meaning assigned to such term in Section 9.14.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of the Board of Directors of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided, however, that, for purposes of Section 6.6, the term “Affiliate” shall also include any individual that is an officer or director of the Person specified.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alico” has the meaning set forth in the preamble to this Agreement.

“Alico-Agri” has the meaning set forth in the preamble to this Agreement.

“Anti-Terrorism Laws” means any laws, regulations, or orders of any Governmental Authority of the United States, the United Nations, United Kingdom, European Union, or the Netherlands relating to terrorism financing or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”), and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing.

“Applicable Margin” means, for any day, with respect to any Loan or Letter of Credit, or with respect to the commitment fees payable hereunder, as the case may be, the applicable margin per annum set forth below under the heading “Applicable Margin”, “Letter of Credit Fee” or “Commitment Fee”, respectively, which corresponds to the Debt Service Coverage Ratio determined from the financial statements and Compliance Certificate relating to the Fiscal Quarter or Fiscal Year end immediately preceding such Adjustment Date; provided that the “Applicable Margin” shall be the applicable rate per annum set forth in Category 1 below until the first Adjustment Date to occur after the Effective Date:

Category	Debt Service Coverage Ratio	Applicable Margin	Letter of Credit Fee	Commitment Fee
Category 1	Greater than or equal to 1.75 to 1.00	1.75%	1.25%	0.20%

Category 2	Greater than or equal to 1.15 to 1.00 but less than 1.75 to 1.00	2.125%	1.625%	0.25%

Category 3	Less than 1.15 to 1.00	2.50%	2%	0.30%

In the event that the information contained in any financial statement or Compliance Certificate delivered pursuant to Section 5.1 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (i) Borrowers shall immediately deliver to Lender a correct Compliance Certificate for such Applicable Period, (ii) such higher Applicable Margin shall be deemed to have been in effect for such Applicable Period, and (iii) Borrowers shall immediately deliver to Lender full payment in respect of the accrued additional interest on the Loans and the additional amount of the fees pursuant to Section 2.9 as a result of such increased Applicable Margin for such Applicable Period (it being understood that this definition shall in no way limit the rights of Lender to exercise its rights under Section 8.1).

“Assignment and Assumption” means an assignment and assumption entered into by Lender and an assignee (with the consent of each party whose consent is required by Section 9.4), substantially in the form of Exhibit A or any other form approved by Lender.

“Assignment of Crop Insurance” means, with respect to any effective crop year and each Crop Insurance Policy, an Assignment of Indemnity covering such effective crop year under such Crop Insurance Policy, among the Obligors, a provider of such Crop Insurance Policy acceptable to Lender in its sole discretion, and Lender.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Loans under Section 2.1 (after giving effect to the then outstanding Revolving Credit Exposure).

“Avoidance Provisions” has the meaning assigned to such term in Section 9.15(c)(iii).

“Bank Product Agreements” means (a) any Hedging Agreement between a Borrower and a Bank Product Provider, and (b) those agreements entered into from time to time by Borrowers with a Bank Product Provider in connection with the obtaining of any of the Cash Management Services.

“Bank Product Obligations” means all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrowers to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Product Provider” means Lender or any of its Affiliates.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded, or replaced from time to time.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers or managing member or members of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person, and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” and “Borrowers” have the meanings set forth in the preamble to this Agreement.

“Borrowing” means Loans made on the same date.

“Borrowing Request” means a request by Borrowers for a Borrowing in accordance with Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in St. Louis, Missouri or New York City are authorized or required by law to remain closed; provided that, when used in connection with a Loan, the term Business Day shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period but excluding normal maintenance which is properly charged to operation) which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of a fixed asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligations” means with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to Lender, for the benefit of Lender, as collateral for the LC Exposure or obligations of Lender to fund participations in respect of the LC Exposure, cash or Deposit Account balances or, if Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); (c) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, and (iii) has a rating of at least AA- from S&P and Aa3 from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); (d) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $5,000,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); and (e) other short term liquid investments approved in writing by Lender.

“Cash Management Services” means cash management, treasury, or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system, and controlled disbursement accounts or services) provided by a depository bank to its customers in the Ordinary Course of Business.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, or treaty, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events: (a) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) other than the Permitted Holders shall have acquired beneficial ownership or control of 50% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Alico; (b) during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of Alico cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; (c) Alico shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Equity Interests of each other Borrower, (d) any Subsidiary of Borrowers shall cease to be a Wholly-Owned Subsidiary of Borrowers, except in connection with a transaction permitted by Section 6.3 or 6.4; or (e) a “change of control” or similar event shall occur as provided in the MetLife Facility or any Refinancing Indebtedness of the foregoing.

“Charges” has the meaning assigned to such term in Section 9.12.

“Citree” means Citree Holdings 1, LLC, a Delaware limited liability company.

“Citree Facility” means the credit facility established for Citree pursuant to that certain Loan Agreement, dated as of March 4, 2014, with MetLife, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Citrus Nursery” has the meaning set forth in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the property over which a Lien has been or is intended to be granted to Lender pursuant to the Security Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, grower, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Obligor’s books, records, equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Lender.

“Collateral Account” means a blocked, non-interest-bearing Cash Collateral account opened by Lender and constituting Collateral.

“Commitment” means at any time the commitment, if any, of Lender to make Loans and to issue Letters of Credit hereunder in an amount reflected on Lender’s signature page to this Agreement, as such commitment may be adjusted pursuant to (a) an Assignment and Assumption, or (b) the provisions contained in Section 2.6. The initial amount of Lender’s Commitment is $70,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.1(a).

“Company” or “Companies” means Alico and each Subsidiary of Alico.

“Compliance Certificate” has the meaning assigned to such term in Section 5.1(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, as of the date of determination thereof, the aggregate of all assets which in accordance with GAAP would be so classified and appear as current assets on the consolidated balance sheet of the Consolidated Group; provided, however, Citree shall be deemed to not be part of the Consolidated Group for purposes of this calculation.

“Consolidated Current Liabilities” means, as of the date of determination thereof, the aggregate of all liabilities which in accordance with GAAP would be so classified and appear as current liabilities on the consolidated balance sheet of the Consolidated Group.

“Consolidated Current Ratio” means, as of any date of determination, the ratio of (a) Consolidated Current Assets, to (b) Consolidated Current Liabilities.

“Consolidated Debt to Total Asset Ratio” means, as of any date, the ratio of (a) Consolidated Total Liabilities as of such date, to (b) the Consolidated Total Assets as of such date.

“Consolidated EBITDA” means, for any period, the total of the following, each calculated without duplication for the Consolidated Group for such period: (a) net income; plus (b) any provision for (or less any benefit from) income taxes included in determining such net income; plus (c) interest expense deducted in determining such net income; plus (d) amortization and depreciation expenses deducted in determining such net income; minus (e) Restricted Payments made in cash; minus (f) extraordinary income; minus (g) gains from the sale of assets (excluding any gains from the sale of assets in the Ordinary Course of Business); plus (h) cash proceeds from sale of assets; plus (i) collections of mortgages and notes receivable; plus (j) any non-cash extraordinary losses; provided, however, Citree shall be deemed to not be part of the Consolidated Group for purposes of this calculation.

“Consolidated Group” means, collectively, Alico and its Subsidiaries (including the other Borrowers).

“Consolidated Intangible Assets” means, at any time, goodwill (including, without limitation, any amounts, however designated, representing the excess of the purchase price paid for assets or stock acquired subsequent to the date of this Agreement over the value assigned thereto on the books of the Consolidated Group), patents, trademarks, trade names, copyrights, and all other intangible assets of the Consolidated Group calculated on a consolidated basis as of such time.

“Consolidated Net Income” means the net income of the Consolidated Group for a Fiscal Year, after eliminating inter-company items, all as consolidated and determined in accordance with GAAP.

“Consolidated Tangible Assets” means, as of the date of determination thereof, the total of all assets of the Consolidated Group which would appear on the asset side of the consolidated balance sheet of Alico prepared in accordance with GAAP, less (without duplication of deductions) the sum of the following:

(a)                                 the amount at which intangible assets (such as patents, patent rights, trademarks, trademark rights, trade names, copyrights, licenses, goodwill, or other items treated as intangible under GAAP) are carried on such balance sheet;

(b)                                 deferred income taxes and other deferred credits or items appearing on said balance sheet as non-current liabilities and not otherwise deducted from such assets;

(c)                                  depreciation and asset valuation reserves;

(d)                                 the amount, if any, at which any of the ownership interests of Alico and its Subsidiaries appear on the asset side of such balance sheet; and

(e)                                  any amounts due from shareholders, Affiliates, officers, or employees of the Consolidated Group and other restricted investments of the Consolidated Group;

provided, however, Citree shall be deemed to not be part of the Consolidated Group for purposes of this calculation.

“Consolidated Tangible Net Worth” means, at any time, the total of Consolidated Tangible Assets less Consolidated Total Liabilities.

“Consolidated Total Assets” means the aggregate of, as of the date of determination thereof, the amount of “total assets” (or any like caption) shown on the consolidated balance sheet of the Consolidated Group in conformity with GAAP; provided, however, Citree shall be deemed to not be part of the Consolidated Group for purposes of this calculation.

“Consolidated Total Liabilities” means, as of the date of determination thereof, the aggregate of all liabilities which in accordance with GAAP would be so classified and appear as liabilities on the consolidated balance sheet of the Consolidated Group.

“Contributing Borrower” has the meaning assigned to such term in Section 9.15(f).

“Control Agreements” means, collectively, those control agreements in form and substance reasonably acceptable to Lender entered into among (a) the depository institution maintaining any deposit account, the securities intermediary maintaining any securities account, or commodity intermediary maintaining any commodity account, (b) any Borrower, and (c) Lender, pursuant to which Lender obtains control (within the meaning of the applicable provision of the UCC) over such deposit account, securities account or commodity account.

“Credit Extension” means the making of a Loan or the issuing, extending, renewing, or amending of a Letter of Credit.

“Crop Insurance Policy” means a crop insurance policy obtained by or for the benefit of any Obligor which is the owner of any growing crops, which policy has been issued by an insurance company acceptable to Lender.

“Debt Service Coverage Ratio” means the ratio of (a) Consolidated EBITDA for the Fiscal Year being measured, to (b) Interest Expense of the Consolidated Group calculated without duplication for such period, plus the current portion of any long-term debt, excluding any amounts due upon the final maturity of such long-term debt, of the Consolidated Group calculated without duplication, as of the date of such calculation.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum interest rate equal to the lesser of (a) the Maximum Rate or (b) 10% plus the rate otherwise applicable to such Loan.

“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with an organization engaged in the business of banking, including savings banks, savings and loan associations, credit unions, and trust companies.

“Designated Account” means a demand deposit account of a Borrower maintained at a bank approved by Lender and set forth in a notice in form and substance satisfactory to Lender delivered by a Borrower to Lender.

“Disposition” means any sale, assignment, lease, license, transfer, or other disposition of any property or assets (whether now owned or hereafter acquired) by any Borrower to any other Person. The term “Dispose” as a verb has a corresponding meaning.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event are be subject to the prior Full Satisfaction of the Obligations), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Revolving Credit Maturity Date.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions set forth in Section 4.1 are satisfied (or waived in accordance with Section 4.1).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, permits, orders, decrees, judgments, injunctions, notices, or binding agreements issued, promulgated, or entered into by any Governmental Authority, regulating, relating to, or imposing liability or standards of conduct concerning pollution or protection of the environment, natural resources, or the generation, use, treatment, storage, handling, transportation, or release of, or exposure to, Hazardous Materials, as has been, is now, or may at any time hereafter be, in effect.

“Equity Interest” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations, or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Effective Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” means, with respect to any Company, any corporation or other trade or business (whether or not incorporated) that, together with such Company or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 or 303 of ERISA and Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) the failure to make sufficient contributions to a Plan for any plan year to satisfy the minimum required contribution determined under Section 412 of the Code, Section 430 of the Code, or Section 303 of ERISA for the Plan for the plan year, (c) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived, (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by any Company, or any of its ERISA Affiliates, of any notice from the PBGC relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (h) the receipt by any Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Event of Loss” means with respect to any asset of any Company, any of the following: (a) any loss, destruction or damage of such asset; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such asset or of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such asset, or confiscation of such asset or requisition of the use of such asset.

“Executive Order” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws”.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Swap Obligation” means, with respect to any Obligor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Obligor of, or the grant by such Obligor of a security interest to secure, such Swap Obligation (or a Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Obligor or the grant of such security interests becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interests is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.13(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreements” means (a) (i) that certain Loan Agreement, dated as of June 22, 2007, by and between Orange-Co, as borrower, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time, and (ii) the other agreements referred to in clauses (a), (b) and (c) of the definition of Partnership Credit Facilities (as defined in the Orange-Co Acquisition Agreement), and (b) that certain Credit Agreement, dated as of September 8, 2010, by and between Alico, Alico-Agri, Land Development, Plant

World, and Bowen Brothers Fruit, LLC, a Florida limited liability company (now known as Fruit Company), and Rabo, as amended, restated, supplemented or otherwise modified from time to time.

“Farm Products” means all “farm products” as such term is defined in the UCC.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fee Letter” means that certain fee letter, dated as of the Effective Date, executed by Borrowers setting forth the applicable fees relating to this Agreement to be paid to Lender.

“Fiscal Period” means each calendar month.

“Fiscal Quarter” means each calendar quarter.

“Fiscal Year” means Borrowers’ fiscal year for accounting purposes, being a period of four Fiscal Quarters ending on each September 30.

“Food Security Act” means the Food Security Act of 1985, as amended by Sec. 662 of the Federal Agriculture Improvement and Reform Act of 1996, Sec. 10604 of the Farm Security and Rural Investment Act of 2002, and Sec. 776 of the Consolidated Appropriations Act, 2005, and as further amended from time to time.

“Foreign Subsidiary” means any Subsidiary of a Borrower that is (a) not a U.S. Person and (b) a controlled foreign corporation (within the meaning of Section 957(a) of the Code) with respect to which a Borrower (or any corporation which in addition to a Borrower is a member of an affiliated group, within the meaning of Section 1504(a) of the Code, for which a consolidated return is filed pursuant to Section 1501 of the Code) is a United States shareholder within the meaning of Section 951(b) of the Code.

“Fruit Company” has the meaning set forth in the preamble to this Agreement.

“Fruit Production Contracts” means any fruit sale contractor participation contract for citrus fruit crops of any Obligor, now existing or hereafter contracted, including but not limited to the Minute Maid Contract.

“Fully Satisfied” or “Full Satisfaction” means, as of any date, that on or before such date:

(a)                                 with respect to the Loans and Letters of Credit: (i) the principal of and interest accrued to such date on the Loans (other than the contingent LC Exposure) shall have been paid in full in cash, (ii) all fees, expenses, and other amounts then due and payable (other than the contingent LC Exposure and other contingent amounts for which a claim has not been made) shall have been paid in full in cash, (iii) the Commitment shall have expired or irrevocably been terminated, and (iv) the contingent LC Exposure, if any, shall have been secured by: (A) the grant of a first-priority, perfected Lien on Cash Collateral in an amount at least equal to 105% of the amount of such LC Exposure or other collateral which is acceptable to Lender in its sole discretion or (B) the issuance of a “back-to-back” letter of credit in form and substance acceptable to Lender with an original face amount at least equal to 105% of the amount of such LC Exposure and issued by an issuing bank satisfactory to Lender in its sole discretion; and

(b)                                 with respect to the Bank Product Obligations: (i) all termination payments, fees, expenses, and other amounts then due and payable under the related Bank Product Agreements shall have been paid in full in cash, and (ii) all contingent amounts which could be payable under the related Bank Product Agreements shall have been secured by: (A) the grant of a first-priority, perfected Lien on cash or Cash Equivalents in an amount at least equal to 105% of the amount of such contingent amounts or other collateral which is acceptable to the applicable Bank Product Provider or (B) the issuance of a letter of credit in form and substance acceptable to the applicable Bank Product Provider and in an amount at least equal to 105% of the amount of such contingent obligations and issued by an issuing bank reasonably satisfactory to such applicable Bank Product Provider.

“Funding Borrower” has the meaning assigned to such term in Section 9.15(f).

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the US accounting profession).

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government including any supra-national bodies (such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, or (e) entered into for the purpose of assuring in any other manner the holder of such Indebtedness or other obligation of the payment or performance thereof or to protect such holder against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as reasonably determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. Notwithstanding the foregoing, the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.

“Guarantor” means each Subsidiary Guarantor, and any other Person executing a Guaranty Agreement.

“Guaranty Agreement” means a guaranty agreement delivered to Lender from time to time by any Person providing a Guarantee of any of the Obligations, in form and substance reasonably acceptable to Lender.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes, or other pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious, or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, currency options, spot contracts, collar transactions, commodity price protection agreement, rate swap transactions, basis swaps, forward rate transactions, or other interest rate, currency exchange rate, or commodity price hedging arrangement, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), designed to provide protection against fluctuations in interest rates, currency exchange rates, or commodity prices, whether or not any such transaction is governed by or subject to any master agreement.

“Indebtedness” means, at any time, with respect to any Person, without duplication:

(a)                                 all obligations of such Person for borrowed money (including, without limitation, all obligations of such Person evidenced by any debenture, bond, note, commercial paper or security, but also including all such obligations for borrowed money not so evidenced);

(b)                                 all obligations of such Person, to pay the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreements; provided that trade or accounts payable incurred in the ordinary course of business of such Person shall be excluded from this clause (b);

(c)                                  all Capital Lease Obligations of such Person;

(d)                                 all obligations for borrowed money secured by any Lien existing on Property owned by such Person (whether or not such obligations have been assumed by such Person or recourse in respect thereof is available against such Person);

(e)                                  all reimbursement obligations under any letter of credit or instruments serving a similar function issued or affected for its account;

(f)                                   all obligations of such person pursuant to any judgment or order issued by a court of any settlement of any litigation; and

(g)                                  all Synthetic Lease Obligations and Disqualified Equity Interests.

Indebtedness of a Person shall include all obligations of such Person of the character described in clause (a) through clause (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.3(b).

“Information” has the meaning assigned to such term in Section 9.11(b).

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date herewith, by and among Metropolitan Life Insurance Company, a New York corporation, Rabo, and New England Life Insurance Company, a Massachusetts corporation, and acknowledged by Borrowers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Expense” means, of any Person for any period, total interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), in each case, calculated in accordance with GAAP.

“Inventory” means, with respect to any Person, all of the “inventory” (as such term is defined in the UCC) of such Person.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services, or securities or otherwise) of bonds, notes, debentures, or Equity Interests or other securities or substantially all the assets of, or any line of business or division of, any other Person, or the acquisition of assets of another Person that constitute a business unit, whether direct or indirect or in one transaction or series of transactions; (b) the making of any advance, loan or other extension of credit or capital contribution to, any other Person; (c) the entering into of any Guarantee or assumption of debt of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person; or (d) the entering into of any joint venture. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the fair market value of such asset or property at the original time such Investment is made) plus the cost of all additions thereto, without adjustment for subsequent increases or decreases in the value of such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, or the payment of interest or dividends on, the original principal amount of any such Investment).

“Investment Company Act” has the meaning assigned to such term in Section 3.8.

“ISP” means “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“LC Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of Borrowers at such time.

“Land Development” has the meaning set forth in the preamble to this Agreement.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at the risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“LIBO Rate” means the rate of interest published in the “Money Rates” section of The Wall Street Journal (or if The Wall Street Journal is not available or does not publish that rate, any other authoritative source of that rate, selected by Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in an amount equal to the Loans in the London interbank market at approximately 11:00 a.m., London time) on the Business Day immediately preceding the date of such determination, as the rate for dollar deposits with a one month maturity; provided, that LIBO Rate may be Adjusted from time to time in Lender’s discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.

“Lien” means any mortgage, deed of trust, lien, pledge, security interest, encumbrance or charge of any kind, whether or not consensual, any conditional sale or other title retention agreement or any Capital Lease.

“Loan Documents” means, collectively, this Agreement, the Fee Letter, Letter of Credit Documents, any Guaranty Agreements, the Intercreditor Agreement, the Note, the Security Documents, the Assignment of Crop Insurance, all Borrowing Requests, all requests for the issuance of Letters of Credit, all Collateral Access Agreements and all other documents, instruments, certificates, and agreements executed, delivered, or acknowledged by an Obligor (other than Organizational Documents and any Bank Product Agreements) in connection with or contemplated by this Agreement.

“Loans” mean the loans made by Lender to Borrowers pursuant to Section 2.1.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X of the Board.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon (a) the business, assets, results of operations, liabilities, or financial condition of Alico and its Subsidiaries, taken as a whole, (b) the ability of the Obligors to pay the Obligations and to perform any of their obligations under this Agreement or any of the other Loan Documents, (c) the validity or enforceability of this Agreement or any other Loan Document, or (d) the rights and remedies of or benefits available to Lender under this Agreement or any of the other Loan Documents.

“Material Contract” means with respect to any Obligor, (a) each Fruit Production Contract and (b) each other contract to which such Obligor is now or at any time hereafter a party the termination of which would be reasonably likely to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), of any Obligor in an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $5,000,000. For purposes of determining Material Indebtedness, the principal amount of the obligations of any Person in respect of any Hedging Agreement at any time shall be the Termination Value thereof.

“Maximum Rate” has the meaning assigned to such term in Section 9.12.

“MetLife” means Metropolitan Life Insurance Company, a New York corporation.

“MetLife Facility” means the credit facility established for Alico, Alico-Agri, Plant World, Fruit Company and Land Development pursuant to that certain First Amended and Restated Credit Agreement, dated as of December 1, 2014, by and among Metropolitan Life Insurance Company, a New York corporation, and New England Life Insurance Company, a Massachusetts corporation, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Minute Maid Contract” means that certain Fruit Purchase Agreement, dated as of October 5, 2011, by and between The Minute Maid Company, a Division of the Coca Cola Company and Orange-Co, as the same may be amended or supplemented from time to time and as the same has been assumed by the Borrowers.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA to which any Company or any ERISA Affiliate contributes or is required to contribute.

“Note” means the promissory note of Borrowers in favor of Lender in substantially the form attached as Exhibit N, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Obligations” means (a) all of the obligations, indebtedness and liabilities of any Obligor to Lender under this Agreement or any of the other Loan Documents, including principal, interest, fees, prepayment premiums (if any), expenses, reimbursements and indemnification obligations and other amounts, (b) any other obligations, indebtedness and liabilities of any Obligor to Lender or any Affiliate of Lender, including principal, interest, fees, prepayment premiums (if any), expenses, reimbursements and indemnification obligations and other amounts, and (c) all of the Bank Product Obligations, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, and expenses that accrue after the commencement by or against any Obligor of any proceeding under any Debtor Relief Law, regardless of whether such interest, fees, and expenses are allowed or allowable in whole or in part as a claim in such proceeding.

“Obligor” means each Borrower and each Guarantor.

“OFAC” has the meaning assigned to such term in the definition of “Sanctions”.

“Orange-Co” means Orange-Co, LP, a Delaware limited partnership.

“Orange-Co Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of December 1, 2014, by and among Orange-Co, Alico, Orange-Co, LLC, a Florida limited liability company, and Tamiami Citrus, LLC, a Florida limited liability company.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as applicable, undertaken by it in good faith and not for purposes of evading any covenant, condition, or restriction in any Loan Document.

“Organizational Documents” means, with respect to any Person (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate or articles of formation and operating agreement (or similar documents) or such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person, (e) in any other case, the functional equivalent of the foregoing, and (f) any shareholder, voting trust, or similar agreement between or among any holders of Equity Interests of such Person.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Debtor Relief Law” has the meaning assigned to such term in Section 9.15(c)(iii).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning assigned to such term in Section 9.4(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” means an acquisition by a Borrower or any of its Wholly-Owned Domestic Subsidiaries of all or substantially all the assets of, or any line of business or division or business unit of, any other Person, or all or a majority of the Equity Interests of any Person; provided (a) all assets acquired (other than immaterial assets) are usable in, and the assets (other than immaterial assets) of such Person will be operated or used in a line of business permitted under Section 6.3(b), (b) Lender shall have received in accordance with the requirements of Sections 5.8 and 5.9 all documents reasonably required by Lender to have a first-priority perfected security interest (subject to Permitted Encumbrances) in the Acquired Entity or Business acquired or created in such acquisition, together with all opinions of counsel, certificates, resolutions and other documents required by Sections 5.8 and 5.9, in each case in form and substance reasonably acceptable to Lender, (c) the aggregate amount of the consideration (or, in the case of consideration consisting of assets, the fair market value of the assets) paid by Borrowers and their Subsidiaries shall not exceed $5,000,000 for any single acquisition or series of related acquisitions or $10,000,000 on a cumulative basis for all such acquisitions or purchases after the Effective Date, (d) any Person acquired (but excluding any of its Subsidiaries) will be a Wholly-Owned Domestic Subsidiary of a Borrower immediately after such acquisition and the assets being acquired are located within the United States, (e) such acquisition shall not be hostile and shall have been approved by the Board of Directors and shareholders of the target, (f) not later than 5 Business Days prior to the anticipated closing date of such acquisition, Borrowers shall provide to Lender with its due diligence package regarding the Acquired Entity or Business and such other information as Lender may reasonably request, which may include the total amount of such acquisition and other terms and conditions of the acquisitions, the full name and jurisdiction of organization of any new Subsidiary created or acquired for the purpose of effecting such acquisition, copies of historical and projected financial statements of the Acquired Entity or Business, a detailed description of assets to be acquired, copies of material agreements of the Acquired Entity or Business, and copies of any agreements, schedules or due diligence delivered in connection with the consummation of such acquisition, and (g) Borrowers shall have provided to Lender a certificate of a Responsible Officer of Administrative Borrower certifying that no Event of Default then exists or would be caused by such acquisition.

“Permitted Amount” means $30,000,000 for each Fiscal Year.

“Permitted Encumbrances” means: (a) Liens, charges, or other encumbrances for taxes and assessments which are not yet due and payable or are being contested as provided in clause (c) below; (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which a Borrower shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured; (c) Liens, charges or other encumbrances for or priority claims incidental to the conduct of business or the ownership of properties and assets (including mechanic’s, warehousemen’s and attorney’s liens and statutory landlord’s liens and other statutory liens, and with respect to mechanic’s liens in existence on the date of this Agreement only, but only to the extent that such existing mechanic’s liens are affirmatively insured over in a policy of Borrower’s title issuance issued to Borrower) and deposits, pledges or Liens to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the Ordinary Course of Business and not in connection with the borrowing of money; provided, in each case, that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings; (d) pledges or deposits made in the Ordinary Course of Business in connection with worker’s compensation insurance, unemployment insurance, pensions or social security or other insurance programs; (e) Liens arising from good faith deposits in connection with or to secure performance of utilities, statutory obligations, leases, and other similar obligations (other than obligations in respect of the payment of borrowed money) in each case incurred in the Ordinary Course of Business; (f) zoning, land use, building and other governmental restrictions, regulations and ordinances, easements, survey exceptions, minor encroachments by and on the property of Borrowers or any of their Subsidiaries, railroad trackage rights, sidings and spur tracks, leases (including any precautionary UCC financing statements filed in connection with operating leases), subleases, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of the property of Borrowers or any of their Subsidiaries, reservations, restrictions and other encumbrances (other than in connection with Indebtedness), and leases of or with respect to oil, gas, mineral, riparian and water rights and water usage, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Obligors taken as a whole; (g) any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by the Borrowers or any of their Subsidiaries in the Ordinary Course of Business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the real property which is subject thereof; (h) leases or subleases, and licenses or sublicenses (including with respect to any fixtures, furnishings, equipment, vehicles or other personal property, or intellectual property), granted to others in the Ordinary Course of Business not interfering in any material respect with the business of the Borrowers taken as a whole; (i) Liens securing the MetLife Facility as in existence on the date hereof or Liens securing any Refinancing Indebtedness thereof, provided, that in the case of a Lien securing (x) Refinancing Indebtedness, such Lien shall be limited to all or part of the same property that was secured by the original Lien (plus improvements on such property), and (y) the MetLife Facility or Refinancing Indebtedness thereof, such Lien shall be subject to the Intercreditor Agreement; (j) Liens solely on any cash earnest money deposits made by a Borrower in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition to the extent otherwise permitted by this Agreement; (k) customary Liens (including the right of set-off) in favor of banking institutions encumbering deposits held by such banking institutions or in favor of collecting banks incurred in the Ordinary Course of Business; (l) Liens in favor of Lender or any Affiliate of Lender; (m) Liens in favor of Lender granted pursuant to Security Documents; (n) Liens securing any Indebtedness incurred under Section 6.1(e) or any Refinancing Indebtedness thereof, provided, that in the case of a Lien securing Refinancing Indebtedness, such Lien shall be limited to all or part of the same property that was secured by the original Lien (plus improvements on such property) and (o) Liens on certain assets of Citree securing the Citree Facility as in existence on the date hereof or Liens securing any Refinancing Indebtedness thereof, provided, that in the case of a Lien securing Refinancing Indebtedness, such Lien shall be limited to all or part of the same property that was secured by the original Lien (plus improvements on such property).

“Permitted Holders” means 734 Investors, LLC.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plant World” has the meaning set forth in the preamble to this Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Obligor that has total assets exceeding USD$10,000,000 at the time the relevant Guarantee or grant of the relevant security interests becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” means and refers to any Equity Interest issued by a Borrower that is not a Disqualified Equity Interest.

“Quarterly Date” means the first day of February, May, August, and November of each year through the Revolving Credit Maturity Date.

“Rabo” means Rabo Agrifinance, Inc., a Delaware corporation.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as: (a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith, (b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of Lender, (c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Obligor other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended or secured by any property other than property that secured the Indebtedness that was refinanced, renewed, or extended.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys-in-fact, and representatives of such Person and of such Person’s Affiliates.

“Responsible Officer” means the manager, member, Authorized Person (as defined in the Organizational Documents), chief executive officer, president, chief financial officer, principal accounting officer, treasurer, or controller of any Person, or any person duly and validly authorized by such Person to perform any similar function. Any document delivered hereunder that is signed by a Responsible Officer of any Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be presumed to have acted on behalf of such Person.

“Restricted Payment” means any direct or indirect dividend or other distribution (in cash, stock or in any other form of property) or any repurchase or redemption of Equity Interests or other applicable ownership interest.

“Revolving Credit Availability Period” means the period from and including the Effective Date and ending on the earlier of the Business Day immediately preceding the Revolving Credit Maturity Date and the date of termination of the Commitment pursuant to the terms hereof.

“Revolving Credit Exposure” means the sum of (a) the outstanding principal amount of Loans plus (b) the LC Exposure.

“Revolving Credit Maturity Date” means November 1, 2016.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Sanctioned Person” has the meaning assigned to such term in Section 3.17.

“Sanctions” means any sanctions administered by or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Netherlands, or other relevant sanctions authority.

“SEC” means the U.S. Securities and Exchange Commission, or its successor.

“Security Agreement” means the Security Agreement dated as of the Effective Date, by and between Obligors and Lender, in form and substance reasonably acceptable to Lender.

“Security Documents” means, collectively, the Security Agreement, the Control Agreements, and each other agreement, instrument, or document that creates or purports to create a Lien in favor of Lender and all UCC financing statements and fixture filings required by the Security Agreement, or such other agreement, instrument, or document to be filed with respect to the Liens on personal property (including Farm Products) and fixtures created pursuant thereto and each other security agreement or other document executed and delivered after the Effective Date to secure any of the Obligations.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date of determination; (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (d) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, (i) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5), (ii) “debt” means liability on a “claim,” and (iii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person of which more than 50% of the Equity Interests or more than 50% of the ordinary voting power, are as of such date, owned, controlled or held by the parent (either directly or through one or more intermediaries or both). Unless otherwise specified, “Subsidiary” means a Subsidiary of Alico.

“Subsidiary Guarantor” means each Subsidiary of Alico that shall be required to execute and deliver and become a party to and become bound by the Guaranty Agreement pursuant to Section 5.8.

“Swap Obligation” means, with respect to any Obligor, any obligation to pay or perform under any agreement, contract, or transaction, that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Affiliate” means (a) any Borrower and its Subsidiaries and (b) any Affiliate of a Borrower with which such Borrower files or is eligible to file consolidated, combined, or unitary tax returns.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Termination Value” means, in respect of any Hedging Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement, (a) for any date on or after the date such Hedging Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a) of this definition the amount determined as the mark-to-market value for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement (which may include any Lender or any Affiliate of any Lender).

“Transaction Documents” means, collectively, the Orange-Co Acquisition Agreement and the Loan Documents.

“Transactions” means (a) the consummation of the Acquisition, (b) the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party and the consummation of the transactions contemplated thereby, (c) the borrowing of Loans, (d) the use of the proceeds thereof, (e) the issuance of Letters of Credit hereunder, (f) the grant by each Obligor of the Liens granted by it pursuant to the Security Documents, (g) the payment of all obligations under the Existing Credit Agreements, and (h) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.

“UCC” means the Uniform Commercial Code as adopted in the State of Florida; provided, in connection with any Lien granted under any Security Document, if the laws of any other jurisdiction would govern the perfection or enforcement of such Lien, “UCC” means the Uniform Commercial Code as in effect in such jurisdiction with respect to such Lien.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USA Patriot Act” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws”.

“Wholly-Owned” means a Person in which (other than directors’ qualifying shares required by law) 100% of the Equity Interests, at the time as of which any determination is being made, is owned, beneficially and of record, by a Borrower, or by one or more of the other Wholly-Owned Subsidiaries of a Borrower, or both.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Obligor and Lender.

1.2                               Interpretation. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein”, “hereof”, and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) unless otherwise specified, all references in any Loan Document to Sections, Exhibits, and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and shall in each case include the rules and regulations promulgated thereunder, (vi) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

1.3                               Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed, and all accounting determinations and computations required under the Loan Documents shall be made, in accordance with GAAP, as in effect from time to time, consistently applied; provided that, (a) if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrowers or Lender shall so request, Lender and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) Borrowers shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 7 shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of any Obligor or any Subsidiary of any Obligor at “fair value” (and such Indebtedness shall be deemed to be carried at 100% of the principal amount thereof).

1.4                               Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

2.                                      THE CREDIT

2.1                               The Commitment. Subject to the terms and conditions set forth herein, Lender agrees to make Loans to Borrowers from time to time during the Revolving Credit Availability Period in an aggregate principal amount at any time outstanding that will not result in the sum of the total Revolving Credit Exposures exceeding the total Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrowers may borrow, prepay, and reborrow Loans.

2.2                               Minimum Amounts. Each Borrowing shall be in an aggregate amount of not less than $100,000; provided, however, that to the extent Availability is less than $100,000, the Borrowing shall be in the amount of the Availability.

2.3                               Requests for Borrowings. To request a Borrowing, Borrowers shall notify Lender of such request in writing, which request must be received by Lender not later than 12:00 noon, St. Louis, Missouri time, one Business Day before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be in the form of Exhibit 2.3 and signed by Administrative Borrower. Each Borrowing Request shall specify the following information:

(a)                                 the aggregate amount of the requested Borrowing; and

(b)                                 the date of such Borrowing, which shall be a Business Day.

2.4                               Letters of Credit.

(a)                                 General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.1, Borrowers may request Lender to issue, at any time and from time to time during the Revolving Credit Availability Period, Letters of Credit for its own account or for the account of one or more of its Subsidiaries, and to amend, renew or extend Letters of Credit previously issued by it, in each case, in such form as is acceptable to Lender. Letters of Credit issued, amended, renewed, or extended hereunder shall constitute utilization of the Commitment.

(b)                                 Notice of Issuance, Amendment, Renewal, or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrowers shall at least 5 Business Days (or such lesser period of time as may be acceptable to Lender) prior to the issuance, amendment, renewal or extension hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by Lender) to Lender a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire, the amount of such Letter of Credit, the name and address of the beneficiary thereof, the intended purpose of such Letter of Credit, the nature of the proposed amendment (if applicable), the account party, if other than a Borrower, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by Lender, Borrowers also shall submit a letter of credit application on Lender’s standard form in connection with any request for a Letter of Credit and such other Letter of Credit Documents as Lender may require. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Document submitted by any Borrower to, or entered into by any Borrower with, Lender relating to any Letter of Credit (other than the Letter of Credit), the terms and conditions of this Agreement shall control. Except as set forth in the immediately preceding sentence, this Section 2.4(b) shall not apply to the automatic extension of any Letter of Credit pursuant to Section 2.4(o).

(c)                                  Limitations on Amounts. Subject to the terms and conditions set forth herein, Lender agrees to issue, amend, renew, or extend any Letter of Credit at any time and from time to time during the Revolving Credit Availability Period if (and upon issuance, amendment, renewal, or extension of each Letter of Credit Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal, or extension (i) the aggregate LC Exposures of Lender shall not exceed $20,000,000, and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitment.

(d)                                 Expiration Date. Unless otherwise agreed to by Lender in its sole discretion, each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date 12 months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 12 months after the then-current expiration date of such Letter of Credit), and (ii) the date that is 5 Business Days prior to the Revolving Credit Maturity Date; provided, Borrowers may request issuance or renewal of a Letter of Credit with an expiry date after the Revolving Credit Maturity Date if, at the time of such issuance or renewal, Borrowers deposit into the Collateral Account an amount in immediately available funds equal to 105% of the face amount of such Letter of Credit. No Letter of Credit expiry shall be deemed to have occurred after such earlier date due to the effectiveness of the ISP.

(e)                                  Letters of Credit under the Existing Credit Agreements. On the Effective Date, subject to the satisfaction of the conditions to effectiveness of the obligations of Lender hereunder set forth in Section 4.1, each of such “Letters of Credit” issued by Lender and outstanding under an Existing Credit Agreement and listed on Schedule 2.4(e) shall automatically, and without any action on the part of any Person, become outstanding Letters of Credit hereunder and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the agreements pertaining thereto (which shall be deemed Letter of Credit Documents) and by this Agreement (which shall control in the event of a conflict). For purposes of Section 2.4(c), such Letters of Credit shall be deemed to utilize the Commitment.

(f)                                   Reimbursement. If Lender shall make any LC Disbursement in respect of a Letter of Credit, Borrowers shall reimburse Lender in respect of such LC Disbursement by paying to Lender an amount equal to such LC Disbursement not later than 2:00 p.m., St. Louis, Missouri time, on (A) the Business Day that Borrowers receive notice of such LC Disbursement, if such notice is received prior to 12:00 noon, St. Louis, Missouri time, or (B) the Business Day immediately following the day that Borrowers receive such notice, if such notice is not received prior to such time.

(g)                                  Obligations Absolute. Borrowers’ obligation to reimburse LC Disbursements as provided in this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any other Letter of Credit Document or any Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, (iii) payment by Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or any payment by Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law, (iv) the existence of any claim, counterclaim, set-off, defense or other right that Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense to Borrowers’ obligations hereunder, (vi) any amendment or waiver of or consent to any departure from any or all of the Loan Documents, (vii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith, (viii) the existence of any claim, set-off, defense or any right which any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction, (ix) the insolvency of any Person issuing any documents in connection with any Letter of Credit, (x) any breach of any agreement between any Borrower and any beneficiary or transferee of any Letter of Credit, (xi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit, (xii) any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless, or otherwise, whether or not they are in code, (xiii) any act, error, neglect or default, omission, insolvency, or failure of business of any of the correspondents of Lender, and (xiv) any other circumstances arising from causes beyond the control of Lender. Nothing in this Agreement shall impact the rights of any Obligor to bring action against the beneficiary of any Letter of Credit.

(h)                                 Exculpation. Neither Lender, any of their respective Related Parties nor any correspondent bank of Lender, shall have any liability or responsibility by reason of or in connection with the issuance (or the amendment, renewal or extension) or transfer of any Letter of Credit by Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in Section 2.4(g)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Lender; provided that the foregoing shall not be construed to excuse Lender from liability to Borrowers to the extent of any direct damages (as opposed to indirect, punitive, exemplary or consequential or exemplary damages, claims in respect of which are hereby waived by Borrowers to the extent permitted by applicable law) suffered by Borrowers that are caused by Lender’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, the parties hereto expressly agree that:

(i)                                     Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)                                  Lender shall have the right, in its sole discretion, to decline to accept such documents and to decline to make payment upon presentation of such documents if such documents are not in strict compliance with the terms of the related Letter of Credit; and

(iii)                               clauses (i) and (ii) of Section 2.4(h) establish the standard of care to be exercised by Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(i)                                     Disbursement Procedures. The Lender for any Letter of Credit shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The Lender shall promptly after such examination notify Lender and Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse Lender with respect to any such LC Disbursement.

(j)                                    Interim Interest. If Lender for any Letter of Credit shall make any LC Disbursement, then, unless Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to the Loans; provided that, if Borrowers fail to reimburse such LC Disbursement when due pursuant to Section 2.4(f), then Section 2.10(b) shall apply. Interest accrued pursuant to this Section 2.4(j) shall be for the account of Lender.

(k)                                 [Intentionally Omitted].

(l)                                     Cash Collateralization. If (i) an Event of Default shall occur and be continuing and Borrowers receive notice from Lender demanding the deposit of Cash Collateral pursuant to this Section 2.4(l), or (ii) Borrowers shall be required to provide Cash Collateral for LC Exposure pursuant to Section 8.1, Borrowers shall immediately (or within any such longer time period as may be set forth in such Sections) deposit into the Collateral Account an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clauses (h) or (i) of Section 8.1. Such deposit shall be held by Lender in such Collateral Account as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the Obligations. Each Borrower hereby grants a security interest to Lender in such Collateral Account and in any cash, balances, financial assets (as defined in the UCC) or other property held therein and all proceeds thereof.

(m)                             Applicability of ISP and UCP. Unless otherwise expressly agreed by Lender and Borrowers when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to ISP or the rules of the Uniform Customs and Practice for Documentary Credits (“UCP”), as published in its most recent version by the International Chamber of Commerce on the date any Letter of Credit is issued.

(n)                                 [Intentionally Omitted].

(o)                                 Automatic Extension. Borrowers may request and Lender may issue Letters of Credit that may automatically be extended for one or more successive periods not to exceed one year each, provided that Lender has the option to elect not to extend for any such additional period.

(p)                                 Illegality under Letters of Credit. If, at any time, it becomes unlawful for any Lender to comply with any of its obligations under any Letter of Credit (including, but not limited to, as a result of any sanctions imposed by the United Nations, the European Union, the Netherlands, the United Kingdom and/or the United States), the obligations of such Lender with respect to such Letter of Credit shall be suspended (and all corresponding rights shall cease to accrue) until such time as it may again become lawful for Lender to comply with its obligations under such Letter of Credit, and Lender shall not be liable for any losses that the Obligors may incur as a result.

2.5                               Funding of Borrowings. Lender shall make each Loan hereunder on the proposed date thereof available to Borrowers by promptly crediting the amount of such Loan, in like funds, to the Designated Account; provided that the Loans made on the Effective Date shall be disbursed in such amounts and to such Persons as may be agreed in writing by Lender and Borrowers.

2.6                               Termination and Reduction of the Commitment.

(a)                                 Scheduled Termination. Unless previously terminated in accordance with the terms hereof, the Commitment shall terminate on the Revolving Credit Maturity Date.

(b)                                 Voluntary Termination or Reduction. Borrowers may at any time terminate, or from time to time reduce, the Commitment; provided that (i) each reduction of the Commitment pursuant to this Section shall be in an amount that is $5,000,000 or a larger multiple of $1,000,000 in excess thereof and (ii) Borrowers shall not terminate or reduce the Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.8, the sum of the total Revolving Credit Exposures would exceed the total Commitment.

(c)                                  Notice of Voluntary Termination or Reduction. Borrowers shall notify Lender of any election to terminate or reduce the Commitment under Section 2.6(b) by no later than 12:00 noon, St. Louis, Missouri time, at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitment delivered by Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by notice to Lender on or prior to the specified effective date) if such condition is not satisfied.

(d)                                 Effect of Termination or Reduction. Any termination or reduction of the Commitment shall be permanent. All commitment fees accrued on the portion of the Commitment terminated until the effective date of such termination of the Commitment shall be paid on the effective date of such termination.

2.7                               Repayment of Loans; Evidence of Debt.

(a)                                 Repayment. Borrowers hereby unconditionally promise to pay the aggregate outstanding principal amount of the Loans to Lender on the Revolving Credit Maturity Date or any earlier date of termination of this Agreement or acceleration of the Loans due hereunder in accordance with the terms hereof.

(b)                                 Maintenance of Loan Accounts by Lender. Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrowers to Lender resulting from each Loan made by Lender, including the amounts of principal and interest payable and paid to Lender from time to time hereunder.

(c)                                  Effect of Entries. The entries made in the accounts maintained pursuant to Section 2.7(b) shall be conclusive evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrowers to repay the Loans in accordance with the terms of this Agreement.

2.8                               Prepayment of Loans.

(a)                                 Optional Prepayments. Borrowers shall have the right at any time and from time to time to prepay the Loans in whole or in part, subject to the requirements of this Section.

(b)                                 [Intentionally Omitted].

(c)                                  Order of Application to Loans. Each optional prepayment of the Loans made under Section 2.8(a) shall be applied (i) first, to repay the outstanding principal balance of the Loans (without a corresponding reduction in the Commitment unless an Event of Default then exists), and (ii) second, to Cash Collateralize the LC Exposure in an amount at least equal to 105% of the amount of such LC Exposure.

(d)                                 Notices, Etc.

(i)                                     Borrowers shall notify Lender in writing of any optional prepayment under Section 2.8(a), not later than 12:00 noon, St. Louis, Missouri time, at least one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitment as contemplated by Section 2.6(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.6(c).

(ii)                                  Each partial prepayment of any Borrowing shall be in an amount such that the remaining amount outstanding of each Borrowing would be permitted as provided in Section 2.2.  Prepayments shall be accompanied by accrued interest and shall be made in the manner specified in this Section 2.8.

2.9                               Fees.

(a)                                 Commitment Fee. Borrowers agree to pay to Lender a commitment fee, which shall accrue at the Applicable Margin applicable for the “Commitment Fee” on the daily amount equal to the Commitment minus the aggregate amount on the outstanding Loans and LC Exposure for each date during the period from and including the Effective Date to but excluding the earlier of the date the Commitment terminates and the Revolving Credit Maturity Date. Accrued commitment fees through but not including each Quarterly Date shall be payable on each such Quarterly Date and on the earlier of the date the Commitment terminates and the Revolving Credit Maturity Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 Letter of Credit Fees. Borrowers agree, jointly and severally, to pay to Lender for its own account a Letter of Credit fee, which shall accrue at the Applicable Margin applicable for the “Letter of Credit Fee” on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by it during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitment and the date on which there ceases to be any LC Exposure, as well as Lender’s standard fees and other standard costs and charges with respect to the issuance, amendment, administration, renewal, extension, cancellation or conversion of any Letter of Credit or processing of drawings thereunder. Such fees accrued through, but not including, each Quarterly Date shall be payable on each such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitment terminates and any such fees accruing after the date on which the Commitment terminates shall be payable on demand. Any other fees payable to Lender pursuant to this Section 2.9(b) shall be payable within 10 days after demand. All such fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars, to Lender. Fees paid shall not be refundable under any circumstances.

2.10                        Interest.

(a)                                 Loans. The Loans shall bear interest at a rate per annum equal to the LIBO Rate (Adjusted on the first day of each calendar month) plus the Applicable Margin.

(b)                                 Default Interest. Borrowers shall pay interest on the principal amount of all outstanding Loans and, to the fullest extent permitted by law, the outstanding amount of all interest, fees and other Obligations, at a rate per annum equal to the Default Rate immediately upon the occurrence and during the continuation of any Event of Default.

(c)                                  Payment of Interest. Accrued interest on each Loan through, but not including, each Quarterly Date shall be payable on each such Quarterly Date and upon termination of the Commitment (or earlier date of termination of this Agreement or acceleration of the Loans due hereunder pursuant to the terms hereof); provided that (i) interest accrued pursuant to Section 2.10(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Borrowers’ obligations under this Section 2.10(c) shall survive the termination of the Commitment and the repayment of all other Obligations hereunder.

(d)                                 Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Subject to Section 9.12, there is no limit on the amount that a rate of interest subject to Adjustment by Lender may increase at any one time, or in the aggregate. The LIBO Rate shall be determined by Lender, and such determination shall be conclusive absent manifest error.

2.11                        Inability to Determine Rates. If, in connection with any Loan, Lender determines that (a) United States dollar deposits are not being offered to banks in the London interbank market for the applicable amount of such Loan, (b) adequate and reasonable means do not exist for determining the applicable LIBO Rate, (c) any Governmental Authority has made it illegal or imposed material restrictions on the ability of Lender to maintain or fund Loans based upon the LIBO Rate, or (d) the applicable LIBO Rate does not adequately and fairly reflect the cost to Lender of making or maintaining that Loan, Lender will promptly so notify Administrative Borrower. Thereafter, the obligation of Lender to make or maintain any Loan bearing interest at the applicable LIBO Rate shall be suspended until Lender revokes such notice, and all Loans which would otherwise bear interest at the applicable LIBO Rate shall accrue interest at that rate, per annum, equal to a rate determined by Lender in Lender’s reasonable discretion.

2.12                        Increased Costs.

(a)                                 Increased Costs Generally. If any Change in Law shall:

(i)                                     impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirements, deposit insurance assessment rates, or any other regulatory costs reflected in the LIBO Rate);

(ii)                                  subject Lender to any Taxes (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection

Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on Lender or the London interbank market any other condition, cost, or expense (other than Taxes) affecting this Agreement or Loans made by Lender;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to Lender in issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements. If Lender determines that any Change in Law (except any reserve requirements, deposit insurance assessment rates, or any other regulatory costs reflected in the LIBO Rate) affecting Lender or any lending office of Lender, or Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of Lender or the Loans made by Lender, or the Letters of Credit issued by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy or liquidity), then from time to time Borrowers will pay to Lender, as the case may be, such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in Sections 2.11(a) or 2.11(b) and delivered to Administrative Borrower shall be conclusive absent manifest error. Borrowers shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation, provided that Borrowers shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.13                        Taxes.

(a)                                 Defined Terms. For purposes of this Section 2.13, the term “applicable law” includes FATCA.

(b)                                 Payments Free of Taxes. Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Obligors. The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Obligors. The Obligors shall jointly and severally indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by Lender shall be conclusive absent manifest error.

(e)                                  Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 2.13(e), such Obligor shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(f)                                   Status of Lender. To the extent Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrowers, at the time or times reasonably requested by Borrowers, such properly completed and executed documentation reasonably requested by Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrowers, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers as will enable Borrowers to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation shall not be required if in Lender’s reasonable judgment such completion, execution, or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(g)                                  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.13 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.13 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Survival. Each party’s obligations under this Section 2.13 shall survive any assignment of rights by Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.14                        Payments Generally.

(a)                                 Payments by the Obligors. The Obligors shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or under Section 9.3 or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m., St. Louis, Missouri time, on the date when due, in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or set-off. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Lender at such account as Lender may designate to Borrower in writing from time to time. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document shall be made in Dollars.

(b)                                 Application of Insufficient Payments. If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

2.15                        Note. The Loans shall be evidenced by the Note. The execution and delivery by Borrowers of the Note shall not limit, reduce or otherwise affect the obligations of Borrowers under this Agreement, and the rights and claims of Lender under the Note shall not replace or supersede the rights and claims of Lender hereunder. Lender may exercise its rights, remedies and claims under the Note independently from Lender’s rights, remedies and claims hereunder. Payment by Borrowers of any amount owing under the Note or this Agreement shall discharge the liability of Borrowers with respect to the paid amount owing under this Agreement and the Note evidencing the Loans, respectively, without duplication. In the event that any conflict arises between the provisions of this Agreement and the terms of the Note as to the amounts payable hereunder and thereunder (including, without limitation, the interest rate applicable to the Loans), the provisions of this Agreement shall be deemed to prevail.

3.                                      REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement, Borrowers represent and warrant to Lender, on the Effective Date and on the date of each Credit Extension except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), that the following statements are true and correct:

3.1                               Corporate Existence. Each Company (a) is duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation, (b) has the requisite power (corporate or otherwise) and authority, and the legal right, to own and operate its properties, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and intends to engage in upon the consummation of the Transactions, and (c) is duly qualified as a foreign corporation in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.2                               Corporate Power; Authorization; Enforceable Obligations. Each Obligor has the power (corporate or otherwise) and authority, and the legal right, to execute, deliver and perform the Transaction Documents to which it is a party and, in the case of Borrowers, to borrow hereunder and, in the case of each Guarantor, to guarantee the Obligations. Each Obligor has taken all necessary corporate or other action to authorize the Transactions and the execution, delivery and performance of the Transaction Documents to which it is a party and, in the case of Borrowers, to authorize the borrowings on the terms and conditions of this Agreement and, in the case of each Guarantor, to authorize the guarantee of the Obligations. No consent or authorization of, filing with, notice to, registration with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions, the borrowings hereunder, the guarantees of the Obligations or the execution, delivery, performance, legality, validity, or enforceability of this Agreement or any of the other Transaction Documents except (a) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and (b) the filings and recordings to perfect Liens under the Security

Documents. Each Transaction Document has been duly executed and delivered on behalf of each Obligor that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid, and binding obligation of each Obligor that is a party thereto, enforceable against each such Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.3                               No Conflicts. The execution, delivery, and performance of this Agreement and the other Transaction Documents by each Obligor, the borrowings hereunder and the use of the proceeds thereof will not (a) contravene the terms of the Organizational Documents of such Obligor, (b) violate (i) any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Obligor or any of its property or to which such Obligor or any of its property is subject, or (ii) any other material agreement, instrument, or other undertaking to which such Obligor is a party or by which it or any of its property is bound, and (c) will not result in, or require, the creation or imposition of any Lien on any Obligor’s properties or revenues (other than the Liens created by the Security Documents).

3.4                               Financial Condition; No Material Adverse Change.

(a)                                 Financial Condition. Borrowers have heretofore furnished to Lenders their consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for the Fiscal Year ended September 30, 2013, reported on by McGladrey & Pullen, LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended June 30, 2014, certified by a Responsible Officer of Borrowers. Such financial statements present fairly in all material respects, the financial position and results of operations and cash flows of Borrowers and their Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of this Section 3.4(a).

(b)                                 No Material Adverse Change. Since September 30, 2013, there has been no development or event that either individually or in the aggregate has had or would reasonably be expected to have or cause a Material Adverse Effect.

3.5                               Properties.

(a)                                 Property Generally. Each Company has good and marketable title to all of its assets material to its business. All such assets are free and clear of Liens except for Permitted Encumbrances.

(b)                                 Intellectual Property. Each Company owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to the conduct of its business as currently conducted, and, to its knowledge, the use thereof by such Company does not infringe upon the rights of any other Person.

3.6                               Litigation. There are no actions, suits, investigations, or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of

Borrowers, threatened in writing against or affecting any Company that (a) involve any of the Transaction Documents or any of the Transactions contemplated hereby or thereby, or (b) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

3.7                               Compliance with Laws and Agreements. Each Company is in compliance with all laws, regulations, orders, writs, injunctions, and decrees of any Governmental Authority applicable to it or its property (including all Environmental Laws) and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.8                               Investment Company Status. No Obligor is an “investment company” or a company “controlled” by an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940 (the “Investment Company Act”). No Obligor is subject to regulation under any other federal or state statute or regulation that limits its ability to incur Indebtedness or that otherwise renders all or any portion of the Obligations unenforceable.

3.9                               Taxes. Each Company and its Tax Affiliates have timely filed or caused to be filed all federal and all material state, local and non-U.S. Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes shown therein to be due (including interest and penalties) and has paid all other material Taxes, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which such Person has set aside on its books adequate reserves in accordance with GAAP or (b) Taxes which are not yet delinquent. There is no tax assessment proposed in writing, or to the knowledge of any Obligor, threatened, against any Company or Tax Affiliates that would, if made, be reasonably expected to have a Material Adverse Effect. Borrowers are not party to any tax sharing agreement.

3.10                        ERISA. As of the Effective Date, no Obligor sponsors, maintains, contributes to or is required to contribute to any Plan or Multiemployer Plan except as set forth on Schedule 3.10.

3.11                        Disclosure. Except for projections, pro formas, estimates and the like, all financial statements and other reports, documents, instruments, information and forms of evidence concerning any Company or any other fact or circumstance (the “Financial Information”), delivered to Lender in connection with this Agreement, are accurate, correct and complete in all material respects and does not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made not misleading.

3.12                        Use of Credit. Borrowers do not own and shall not use the proceeds of any extension of credit hereunder to purchase or carry Margin Stock as defined in Regulation U of the Board or to invest in any other Person for the purpose of carrying any such Margin Stock or to reduce or retire any indebtedness incurred for that purpose .

3.13                        [Intentionally Omitted].

3.14                        Subsidiaries.  Set forth on Schedule 3.14 is a complete and correct list of the exact legal name (as reflected in the certificate of incorporation or formation) of all of the

Subsidiaries of Alico as of the Effective Date (after giving effect to the Transactions), together with, for each such Subsidiary, the name of the Persons holding Equity Interests in such Subsidiary (and the percentage of ownership of such Subsidiary represented by such Equity Interests).

3.15                        [Intentionally Omitted].

3.16                        Environmental Matters.  Other than exceptions to the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no Hazardous Materials have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by Borrowers, any Subsidiary or, to any Borrower’s knowledge, by any third person, on, in or beneath any of the Borrowers’ property, other than the ordinary and routine application of agricultural chemicals in accordance with manufacturer guidelines.

3.17                        Sanctions/Anti-Corruption Representations.

(a)                                 No Obligor nor any of its Subsidiaries, or to the knowledge of Borrowers, any director, officer or Affiliate of any Obligor or its Subsidiaries, is in violation of any Anti-Terrorism Laws or Sanctions or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Laws or Sanctions.

(b)                                 No Obligor nor any of its Subsidiaries, or to the knowledge of Borrowers, any director, officer, employee, agent or affiliate of any Obligor or any of its Subsidiaries, is a Person (each such Person, a “Sanctioned Person”) that is, or is owned or controlled by Persons that are:  (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently Cuba, Iran, North Korea, Sudan and Syria.

(c)                                  No Obligor will, directly or indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

(d)                                 No part of the proceeds of the Loans or any Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.18                        [Intentionally Omitted]. .

3.19                        Labor Matters, Etc. As of the Effective Date, no Obligor nor any of its Subsidiaries are party to or bound by any collective bargaining agreement, except as provided on Schedule 3.19.  There are no strikes, lockouts, work stoppages or other labor disputes against any

Obligor or any of its Subsidiaries, or, to the best of any Obligor’s knowledge, threatened against or affecting any Obligor or any of its Subsidiaries, and no Event of Loss has occurred with respect to any assets or property of any Obligor or any of its Subsidiaries, in each case, which could reasonably be expected to result in a Material Adverse Effect.

3.20                        Solvency. Alico and its Subsidiaries, taken as a whole, are, and will be after giving effect to the Transactions, Solvent.

3.21                        No Burdensome Restriction. No Obligor nor any of its Subsidiaries is a party to or bound by any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, or subject to any restriction in its Organizational Documents or any applicable law or regulation of any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

3.22                        Security Documents. The provisions of the Security Documents are or upon execution will be effective to create in favor of Lender a legal, valid, and enforceable first-priority Lien (subject only to Permitted Encumbrances) on all right, title and interest of each Obligor in the Collateral described therein. Except for filings completed on or prior to the Effective Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect or protect such Lien.

4.                                      CONDITIONS PRECEDENT

4.1                               Effective Date. The obligations of Lender to make Loans and to issue Letters of Credit hereunder shall not become effective until the date on which Lender shall have received each of the following, in each case reasonably satisfactory to Lender in form and substance:

(a)                                 Executed Counterparts. From each party thereto, a counterpart of this Agreement, the Note, and the other Loan Documents to be executed and delivered as of the Effective Date, signed and delivered on behalf of such party.

(b)                                 Opinions of Counsel to Obligors. Favorable written opinions (addressed to the Lender and dated the Effective Date) of counsel to each Obligor (including Florida counsel) regarding the Transactions and such other matters as Lender shall reasonably request.

(c)                                  Corporate Documents. Such documents and certificates as Lender may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions, the identity, authority and capacity of each Responsible Officer authorized to act on behalf of an Obligor in connection with the Loan Documents and any other legal matters relating to a Borrower, this Agreement, the other Loan Documents or the Transactions.

(d)                                 Security Documents. The Security Agreement, duly executed and delivered by each Obligor and Lender, and the results, dated as of a recent date prior to the Effective Date, of searches conducted in the UCC filing records in the governmental office in the jurisdiction in which each Obligor is organized, which shall have revealed no Liens with respect to any of the Collateral except Permitted Encumbrances or Liens as to which Lender shall have received (and is authorized to file) termination statements or documents (Form UCC-3 or such other termination statements or documents as shall be required by applicable law) fully executed for filing. In addition, Lender shall have received evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, that Lender deems necessary or desirable in order to create, in favor of Lender, a perfected first-priority Lien on the Collateral described in the Security Agreement, subject to no other Liens except for Permitted Encumbrances, provided, however, that no Control Agreements shall be required to be delivered until 60 days after the Effective Date. Without limiting the foregoing, Obligor shall deliver: (y) promissory notes, if any, evidencing all Indebtedness owed to any Obligor as of the Effective Date after giving effect to the Transactions and instruments of transfer, endorsed in blank, with respect to such promissory notes; and (z) all documentation, including UCC financing statements, required by law or reasonably requested by Lender to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement.

(e)                                  Officer’s Certificate. A certificate of a Responsible Officer of each Borrower, dated the Effective Date, certifying (i) either (x) evidence that all authorizations or approvals of any Governmental Authority and approvals or consents of any other Person, required in connection with the Transactions shall have been obtained, or (y) that no such authorizations, approvals, and consents are so required, (ii) that, after giving pro forma effect to the Transactions, the Consolidated Debt to Total Asset Ratio shall not exceed 0.625 to 1.00, and (iii) compliance with the conditions set forth in clauses (a), (b), and (c) of Section 4.2.

(f)                                   Fees. Borrowers shall have paid all accrued fees and expenses of Lender required to be paid on the Effective Date, including (i) all fees due under the Fee Letter, and (ii) reasonably estimated fees, charges and disbursements of Greenberg Traurig, LLP, special counsel to Lender, in connection with the negotiation, preparation, execution and delivery of the Loan Documents (directly to such counsel if requested by Lender) as provided to Borrowers prior to or on the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by Lender through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrowers and Lender).

(g)                                  [Intentionally Omitted].

(h)                                 Know Your Customer Requirements. All documents, certificates, and other information reasonably requested by Lender pursuant to Section 9.13.

(i)                                     [Intentionally Omitted].

(j)                                    Material Adverse Effect. There shall not have occurred any change, development, or event since September 30, 2013 that has caused or could reasonably be expected to have a Material Adverse Effect.

(k)                                 Consummation of the Acquisition and Related Transactions.  Evidence that the Acquisition shall have been (or shall be simultaneously with the initial funding of the Loans hereunder) consummated in accordance with the terms of the Orange-Co Acquisition

Agreement and in accordance with all applicable requirements of law, and no conditions precedent or other terms or conditions material to the interest of Lender shall have been waived or amended other than with the consent of Lender (such consent not to be unreasonably withheld or delayed), and Lender shall have received a certificate of a Responsible Officer of Borrowers to such effect and to the effect that attached thereto are true and complete copies of the material documents delivered in connection with the closing of the Acquisition pursuant to the Orange-Co Acquisition Agreement.  Such certificate of a Responsible Officer of Borrowers shall also certify that (i) all obligations under the Existing Credit Agreements have been (or shall be simultaneously with the initial funding of the Loans hereunder) repaid or refinanced in full, (ii) the MetLife Facility is in full force and effect, and (iii) the Intercreditor Agreement is in full force and effect.

(l)                                     Collateral Assignments.  A collateral assignment of any Material Contract, including but not limited to, the Fruit Production Contracts and an Assignment of Crop Insurance; provided, however, that no Assignment of Crop Insurance shall be required to be delivered until 21 days after the Effective Date, unless such deadline is extended in the sole discretion of the Lender.

(m)                             Other Documents. Such other assurances, certificates, documents consents, or opinions as Lender may reasonably request.

Lender shall notify Borrowers of the Effective Date, and such notice shall be conclusive and binding. The initial Borrowing shall be deemed to constitute a representation and warranty by Borrowers on the date thereof as to the matters specified in this Section 4.1.

4.2                               Each Credit Event. The obligations of Lender to make Credit Extensions hereunder (including the initial Borrowing hereunder), are subject to the satisfaction of the following conditions:

(a)                                 the representations and warranties of each Obligor set forth in this Agreement and of the other Loan Documents to which it is a party, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, both before and immediately after giving effect thereto, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.2 and after the delivery of any statements furnished pursuant to Section 5.1(a), the representations and warranties contained in Section 3.4(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.1(a);

(b)                                 at the time of and immediately after giving effect to such Credit Extension, no Default shall have occurred and be continuing;

(c)                                  at the time of and immediately after giving effect to such Credit Extension, the total Revolving Credit Exposures shall not exceed the total Commitment; and

(d)                                 Lender shall have received a Borrowing Request in accordance with the requirements of this Agreement.

Borrowers shall be deemed to make a representation and warranty to Lender on the date of each Credit Extension hereunder as to the matters specified in clauses (a), (b) and (c) of this Section 4.2.

5.                                      AFFIRMATIVE COVENANTS

Each Borrower hereby covenants and agrees with Lender that it shall, and shall cause its Subsidiaries to, perform and observe each of the following covenants:

5.1                               Financial Statements and Other Information. Borrowers shall deliver to Lender:

(a)                                 as soon as available and in any event within 120 days after the end of each Fiscal Year, (i) the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of Alico and the Subsidiaries as of the end of and for such year, setting forth in each case, commencing with the Fiscal Year ending September 30, 2014, in comparative form the figures for the previous Fiscal Year and reported on by independent public accountants of recognized national standing reasonably acceptable to Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly the financial condition and results of operations of Alico and the Subsidiaries in accordance with GAAP consistently applied, and (ii) a certification of a Responsible Officer of Alico that such financial statements present fairly the financial condition and results of operations of Alico and the Subsidiaries in accordance with GAAP consistently applied;

(b)                                 as soon as available and in any event within 45 days after the end of each Fiscal Quarter commencing with the Fiscal Quarter ending December 31, 2014, (x) the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of Alico and the Subsidiaries as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous Fiscal Year and (y) a certification of a Responsible Officer of Alico that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Alico and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c)                                  concurrently with any delivery of financial statements under clauses (a) and (b) of this Section, a certificate in substantially the form of Exhibit 5.1 of a Responsible Officer of Alico (a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) stating whether any change in GAAP or in the application thereof that has an impact on the financial statements of the Consolidated Group or the calculation of the financial covenants set forth in Section 7 hereof has occurred since the date of the annual financial statements referred to in Section 3.4 and, if any such change has occurred that has not been disclosed in a Compliance Certificate previously delivered, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Alico or any of its Subsidiaries with the SEC, or with any national securities exchange, or any financial statements (including any related management discussion and analysis) distributed by Alico to its shareholders or to any holder of debt securities and not otherwise required to be furnished hereunder, as the case may be;

(e)                                  promptly after any request by Lender, copies of any detailed audit reports, management letters, or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of each Borrower by independent accountants in connection with the accounts or books of each Borrower, or any audit of any of them;

(f)                                   as soon as available, but in any event at least 45 days after the end of each Fiscal Year, an annual business plan, budget, and financial projections of Alico and the Subsidiaries on a consolidated basis, including forecasts prepared by management of Borrowers, in form reasonably satisfactory to Lender, of consolidated balance sheets and statements of income or operations and cash flows of Alico and the Subsidiaries on a quarterly basis for such current Fiscal Year, which plan and budget shall (i) state the assumptions used in preparation thereof, and (ii) be accompanied by a statement of a Responsible Officer of Alico that, to the best of such Responsible Officer’s knowledge, such plan and budget is a good faith estimate (based upon assumptions that were reasonable in light of the conditions existing at the time of the preparation thereof) for the period covered thereby;

(g)                                  as soon as available, and in any event no later than thirty (30) days after each annual renewal or issuance, a copy of the most recent Crop Insurance Policy together with a fully executed Assignment of Crop Insurance, in form and substance satisfactory to Lender, with respect to such Crop Insurance Policy;

(h)                                 within five (5) Business Days, upon receipt by any Borrower or any Subsidiary of any notice of, or the occurrence of any event constituting (or any event which with the giving of notice or the passage of time, or both, would constitute) a default under any Fruit Production Contract or other Material Contract for the sale of fruit grown on any Obligor’s property; and

(i)                                     promptly following any request therefor, such other information and reports regarding the operations, business, affairs, legal or corporate affairs, and financial condition of Borrowers (including with respect to the Collateral), or compliance with the terms of this Agreement and the other Loan Documents, as Lender may reasonably request.

To the extent delivery of any of the documents referred to above shall come due on a day other than a Business Day, delivery of such documents shall be required (notwithstanding the provisions above) to be made on the next following Business Day. Notwithstanding the foregoing, the Borrowers will be deemed to have delivered the items referred to in this Section 5.1 to Lender if any of them has filed such items with (or furnished such items to) the SEC via the EDGAR filing system and such reports are publicly available.

5.2                               Notices of Material Events. Borrowers shall deliver to Lender prompt written notice of the following:

(a)                                 the occurrence of an Event of Default;

(b)                                 within thirty (30) days, upon commencement of any litigation, including any arbitration or mediation or of any proceedings before any Governmental Authority, which, if adversely determined as to such Borrower or its Subsidiaries, is reasonably likely to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)                                 (i) any Company, after the Effective Date, becoming party to or bound to any Multiemployer Plan setting forth the relevant details of Multiemployer Plan, and (ii) any Multiemployer Plan entering “endangered status” or “critical status” under Section 412 or 432 of the Code or reorganization status under Section 4241 of ERISA, if such status could reasonably be expected to result in a Material Adverse Effect;

(e)                                  the assertion of any claim pursuant to applicable Environmental Law, including alleged violations of or non-compliance with permits, licenses or other authorizations issued pursuant to applicable Environmental Law by any Person against, or with respect to the activities of, any Company that would (either individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect;

(f)                                   the occurrence of any Event of Loss with respect to assets with a fair market value in excess of $2,500,000;

(g)                                  any material change in accounting policies or financial reporting practices by any Obligor or any of its Subsidiaries; and

(h)                                 any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5.3                               Existence; Conduct of Business. Each Company shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3.

5.4                               Payment of Obligations. Each Company shall pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it, its income or profits or its property before the same shall become in default, as well as all lawful claims and liabilities of any kind (including claims and liabilities for labor, materials and supplies) which, if unpaid, might by law become a Lien upon its property; provided, however, that no Company shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings, such proceedings stay foreclosure of any such Lien and if such Company shall have set aside on its books reserves in respect thereof (segregated to the extent required by generally accepted accounting principles) deemed adequate in the opinion of such Borrower’s managers or other governing body.

5.5                               Maintenance of Properties; Insurance. Each Company shall (a) maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly sized companies engaged in the same or similar businesses operating in the same or similar locations, including crop insurance. Borrowers will furnish to Lender, upon request of Lender, information in reasonable detail as to the insurance so maintained. Each general liability insurance policy shall name Lender as additional insured. Each insurance policy covering Collateral (including Farm Products and crops) shall name Lender as loss payee subject to such customary loss payable provisions as Lender may reasonably request including clauses or endorsements that provide that (x) such policy will not be canceled or materially changed (other than to increase the coverage provided thereby) without at least 30 days prior written notice to Lender (other than for non-payment of premiums, in which case not less than 10 days’ prior written notice shall be sufficient), (y) Lender’s interest shall be insured regardless of any breach or violation by any Obligor of any warranties, declarations, or conditions contained in such policies, and (z) Lender’s interest shall not be invalidated by the use or operation of the Collateral for purposes which are not permitted by such policies, nor by any foreclosure or other proceedings relating to the Collateral.

5.6                               Books and Records; Inspection Rights. Each Company shall keep proper books of record and account in accordance with GAAP. Each Company shall permit any representatives (including consultants, auditors, accounts, and advisors) designated by Lender, upon reasonable prior notice and no more than twice per Fiscal Year if no Event of Default then exists, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its employees, officers, management and independent accountants, all at such reasonable times and as often as reasonably requested; provided no Company shall be required to disclose the terms of any contract or agreement with any other Person that is not an Affiliate to the extent such disclosure would be prohibited by any confidentiality agreements entered into between such Company and such Person in the Ordinary Course of Business.

5.7                               Compliance with Laws. Each Company shall comply with all laws, rules, regulations, and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.8                               Certain Obligations Respecting Subsidiaries.  Borrowers shall take such action, and shall cause each of their Domestic Subsidiaries (other than Citree) to take such action, from time to time as shall be necessary to ensure that all Domestic Subsidiaries (other than Citree) are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that Borrowers or any of their Subsidiaries shall form or acquire any new Subsidiary, Borrowers shall, and shall cause each of their Subsidiaries to, within 30 days after such formation or acquisition cause such new Subsidiary to take the following actions:

(a)                                 any such new Subsidiary that is a Domestic Subsidiary will become a “Subsidiary Guarantor” hereunder by executing and delivering a Guaranty Agreement (or joinder thereto), become a “Grantor” under the Security Agreement by executing and delivering a supplement to the Security Agreement, and take such other action (including delivering such Uniform Commercial Code financing statements) as shall be reasonably necessary or advisable in the opinion of Lender, and in form and substance reasonably satisfactory to Lender, to create and perfect valid and enforceable first-priority Liens, subject to no other Liens except for Permitted Encumbrances, on the Collateral of such new Subsidiary as collateral security for the Obligations;

(b)                                 Borrowers shall furnish to Lender an updated Schedule 3.14 with respect to such Subsidiary, in form and detail reasonably satisfactory to Lender; and

(e)                              Borrowers and the applicable Subsidiary shall execute and deliver, or cause to be executed and delivered, to Lender such other items as may be reasonably requested in connection with the foregoing, including proof of corporate action, incumbency of officers, opinions of counsel, “Know your customer” information and other documents, as is consistent with those delivered by each Obligor pursuant to Section 4.1 on the Effective Date or as Lender shall have reasonably requested.

5.9                               General Further Assurances. Subject to the terms of the Security Agreement, Borrowers shall, and shall cause each Subsidiary that is an Obligor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of Borrowers.

5.10                        Food Security Act Compliance. Without limiting the obligation of the Obligors to obtain the consent of Lender pursuant to Section 9.2 to the incurrence or existence of such Liens, if any Obligor acquires any Collateral which may have constituted Farm Products in the possession of the seller or supplier thereof, such Obligor shall, at its own expense, use its commercially reasonable efforts to take such steps to insure that all Liens (except the Liens granted pursuant to the Loan Documents) in such acquired Collateral are terminated or released, including, in the case of such Farm Products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designated by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase Farm Products free of Liens (except the Liens granted pursuant hereto); provided, however, that such Obligor may contest and need not obtain the release or termination of any Lien asserted by any creditor of any seller of such Farm Products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefor in accordance with the GAAP. Upon Lender’s request, Borrowers shall to forward to Lender promptly after receipt copies of all notices of Liens and master lists of effective financing statements delivered to any Obligor pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral. Upon Lender’s request, each Borrower agrees to provide Lender with the names of Persons who supply such Borrower with such Farm Products and such other information as Lender may reasonably request with respect to such Persons.

5.11                        [Intentionally Omitted].

5.12                        Cash Management Systems. Each Obligor shall (a) maintain, or cause to be maintained, the Designated Account at a bank approved by Lender and set forth in a notice in form and substance satisfactory to Lender delivered by a Borrower to Lender, and (b) cause the Designated Account to be at all times subject to a Control Agreement if the bank at which the Designated Account is maintained is not Rabo or an Affiliate of Rabo.

5.13                        Intentionally Omitted.

6.                                      NEGATIVE COVENANTS

Each Borrower hereby covenants and agrees with Lender that it shall, and shall cause its Subsidiaries to, perform and observe each of the following covenants:

6.1                               Indebtedness. No Company shall create, incur, assume, or permit to exist any Indebtedness, except:

(a)                                 Indebtedness evidenced by this Agreement and the other Loan Documents;

(b)                                 Indebtedness evidenced by the MetLife Facility, and any Refinancing Indebtedness in respect of such Indebtedness;

(c)                                  the Indebtedness described on Schedule 6.1, and any Refinancing Indebtedness in respect of such Indebtedness;

(d)                                 unsecured intercompany Indebtedness among any of the Companies permitted under Section 6.5;

(e)                                  Indebtedness consisting of Capital Lease Obligations and Indebtedness incurred to finance the acquisition, construction or improvement of any equipment or real property, and any Refinancing Indebtedness in respect of such Indebtedness; provided that (i) such Indebtedness when incurred does not exceed the purchase price or cost of construction of such asset, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) does not exceed $15,000,000 at any time outstanding (including, for purposes of such calculation, the principal amount of any such Indebtedness that may be listed on Schedule 6.1);

(f)                                   Indebtedness arising in connection with Hedging Agreements entered into for non-speculative purposes;

(g)                                  Indebtedness incurred in the Ordinary Course of Business under surety and appeal bonds, performance bonds, bid bonds, appeal bonds, and similar obligations;

(h)                                 Indebtedness incurred in the Ordinary Course of Business in respect of Cash Management Services;

(i)                                     Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrowers or any Subsidiary pursuant to reimbursement or indemnification obligations of such person, in each case in the Ordinary Course of Business or consistent with industry practices;

(j)                                    Indebtedness arising from agreements of a Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Acquisition, or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(k)                                 Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the Ordinary Course of Business or consistent with industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(l)                                     endorsements of instruments or other payment items for deposit;

(m)                             Indebtedness representing deferred compensation to employees, consultants or independent contractors of a Borrower or any Subsidiary incurred in the Ordinary Course of Business; and

(n)                                 other unsecured Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding.

6.2                               Liens. No Company shall create, incur, assume, or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except for Permitted Encumbrances.

6.3                               Fundamental Changes; Lines of Business.

(a)                                 Neither a Borrower nor any Guarantor will consolidate with or merge into any Person, or permit any Person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, except that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing:

(i)                                     Any Subsidiary of a Borrower may merge into a Borrower or any other Domestic Subsidiary (including any Person that will be a Domestic Subsidiary upon the consummation of a Permitted Acquisition) of a Borrower; provided, (A) if Alico is party to any such transaction, Alico shall be the surviving entity, and (B) if an Obligor (other than Alico) is a party to such transaction, (x) the surviving entity shall be an Obligor or (y) the surviving entity shall be a Domestic Subsidiary and shall assume in writing satisfactory to Lender in its sole discretion all Obligations and Loan Documents of such Obligor (and deliver to Lender all information required by Section 9.13); and

(ii)                                  any Borrower or any Subsidiary of a Borrower may sell, transfer, lease, or otherwise dispose of its assets as permitted pursuant to Section 6.4.

(b)                                 No Company shall engage to any material extent in any business other than businesses of the type conducted by the Companies on the Effective Date and businesses reasonably related thereto.

6.4                               Dispositions. No Company shall make any Disposition, except:

(a)                                 Dispositions of equipment that is substantially worn, damaged, or obsolete in the Ordinary Course of Business;

(b)                                 Dispositions of cash and Cash Equivalents in the Ordinary Course of Business;

(c)                                  Dispositions of property by (i) Borrowers and any of their Subsidiaries to any other Obligor, and (ii) any Subsidiary of Borrowers that is not an Obligor to any other Subsidiary of Borrowers that is not an Obligor;

(d)                                 licenses, sublicenses, leases, or subleases granted to third parties in the Ordinary Course of Business not interfering with the business of Borrowers or any of their Subsidiaries;

(e)                                  sales or exchanges of specific items of equipment solely to replace such equipment with replacement equipment of substantially equivalent or greater value;

(f)                                   Equity Issuances by a Wholly-Owned Subsidiary of Borrowers to Borrowers or another Wholly-Owned Subsidiary of Borrowers constituting an Investment permitted hereunder;

(g)                                  any abandonment or cancellation of intellectual property that, in the reasonable good faith judgment of Borrowers, is no longer used or useful in any material respect in the business of Borrowers and their Subsidiaries taken as a whole;

(h)                                 the sale or discount, in each case without recourse, of Accounts Receivable arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof;

(i)                                     the purchase and sale of inventory in the Ordinary Course of Business;

(j)                                    the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;

(k)                                 the granting of Permitted Encumbrances;

(l)                                     transfers of real property for purposes of Investments permitted by Section 6.5(j), provided that (i) no Event of Default would occur as a result of such transfer and (ii) the aggregate fair market value of such real property does not exceed $10,000,000 in any Fiscal Year; and

(m)                             Dispositions not otherwise permitted under this Section 6.4; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, and (ii) the aggregate fair market value of all property Disposed of in reliance on this clause in any Fiscal Year shall not exceed $10,000,000.

6.5                               Investments. No Company shall make, or permit to remain outstanding, any Investments except:

(a)                                 Investments outstanding on the Effective Date and identified on Schedule 6.5;

(b)                                 Investments in cash and Cash Equivalents that are, to the extent required hereunder, subject to the Security Agreement and Control Agreements in favor of Lender;

(c)                                  extensions of credit by any Obligor to any other Obligor;

(d)                                 equity contributions by any Obligor to any other Obligor (other than Alico);

(e)                                  Investments consisting of deposits that constitute Permitted Encumbrances pursuant to clauses (c) and (d) thereof;

(f)                                   Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the Ordinary Course of Business;

(g)                                  Investments constituting (i) Accounts Receivable arising, (ii) trade debt granted, (iii) deposits made by Borrowers or a Subsidiary in connection with the purchase price of goods or services, in each case in the Ordinary Course of Business;

(h)                                 Investments to the extent that the consideration for such Investments is Qualified Equity Interests of Alico (and cash in lieu of fractional shares of such Qualified Equity Interests);

(i)                                     the consummation of Permitted Acquisitions;

(j)                                    contributions by any Company of real property (other than real property used as of the Effective Date or at any time thereafter for growing or harvesting citrus fruit crops or other crops) to a joint venture in exchange for Equity Interests in such joint venture entity;

(k)                                 the establishment or creation of Wholly-Owned Domestic Subsidiaries by an Obligor, provided, in each case, such Obligor and such Subsidiary shall have complied with the provisions of Section 5.8 in respect thereof;

(l)                                     any Guarantee of, or assumption of Indebtedness of, any other Person in either case to the extent the Person incurring such Guarantee or assuming such Indebtedness would have been permitted to incur the underlying Indebtedness under Section 6.1;

(m)                             Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 6.4; and

(n)                                 Investments, in addition to those permitted by the other clauses of this Section, in an aggregate amount up to but not exceeding $2,500,000 at any time outstanding.

For purposes of this Section 6.5, the aggregate amount of an Investment at any time shall be deemed to be equal to (i) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred, or otherwise invested that gives rise to such Investment minus (ii) the aggregate amount of distributions or other repayments received in cash in respect of such Investment. The amount of an Investment shall not in any event be reduced by reason of any write off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made or by any increase in the value of such Investment.

6.6                               Restricted Payments. Borrowers will not, and will not permit any Subsidiary, Affiliate or Guarantor to directly or indirectly, make any Restricted Payment or incur any liability to make any Restricted Payment unless, immediately before and after giving effect to such action: (a) there shall not exist any Event of Default or event which, with the giving of notice or lapse of time or both, would become an Event of Default; and (b) the making of such Restricted Payment shall have no material effect upon Borrower’s ability to fund all payments of principal and interest to become due under this Agreement during the following twelve (12) month period.

6.7                               Transactions with Affiliates. No Company shall sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the Ordinary Course of Business at prices and on terms and conditions that are fair and reasonable and not less favorable to such Company than could be obtained on an arm’s length basis from unrelated third parties, and fully disclosed in writing to Lender, (b) transactions expressly permitted by Sections 6.1, 6.3, 6.4, and 6.5 among Borrowers and their Subsidiaries and not involving any other Affiliate of Borrowers, (c) any Restricted Payments permitted by Section 6.6, (c) so long as all approvals required under Borrowers’ Organizational Documents and applicable law have been obtained, an indemnity provided for the benefit of officers and directors (or comparable managers), and (d) so long as all approvals required under Borrower’s Organizational Documents and applicable law have been obtained, the payment of reasonable compensation to employees and officers of a Borrower in the Ordinary Course of Business.

6.8                               [Intentionally Omitted].

6.9                               [Intentionally Omitted].

6.10                        Modifications of Certain Documents. No Company shall consent to any modification, supplement, or waiver of any of the provisions of its Organizational Documents without the prior written consent of Lender other than modifications that are not adverse to Lender and do not in any way limit, impair, or adversely affect such Obligor’s ability to pay its Obligations under the Loan Documents or otherwise limit, impair, or adversely affect the creation, perfection or priority of any Lien granted by such Obligor pursuant to any Loan Document the ability of such Obligor to perform its other non-payment obligations under any Loan Document, or the ability of Lender to enforce any rights or remedies under any Loan Document.

6.11                        Accounting Changes. No Company shall (a) make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or (b) change its Fiscal Year end date or the method for determining Fiscal Quarters or Fiscal Periods of any Obligor or is Subsidiaries.

6.12                        Hedging Agreements. No Company shall enter into any Hedging Agreement, except Hedging Agreements entered into in the Ordinary Course of Business to hedge or mitigate risks to which such Company has actual exposure in connection with fluctuations of commodity prices, currencies, or interest rates and not for any speculative purposes.

6.13                        Sale Lease Back. No Company shall enter into any arrangement, directly or indirectly, with any Person whereby it shall dispose of any property, whether now owned or hereafter acquired and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose as the property being disposed of.

6.14                        Use of Proceeds and Letters of Credit. No Company shall use the proceeds of any Loan for any purpose other than to fund Borrowers’ working capital and general corporate needs or, subject to the terms and conditions of this Agreement and the other Loan Documents, the general corporate needs of Borrowers or any other Company. No Company shall use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that would be prohibited by Section 3.12 or 3.17, or that violates any of the Regulations of the Board. No Company shall use any Letters of Credit for any purpose other than to support transactions entered into by any Borrower or its Subsidiaries in the Ordinary Course of Business or in connection with the Acquisition.

7.                                      FINANCIAL COVENANTS

7.1                               Consolidated Current Ratio. Borrower shall maintain a Consolidated Current Ratio of not less than 1.50 to 1.00 as of the last day of each Fiscal Quarter.

7.2                               Consolidated Tangible Net Worth. From and after March 30, 2015, Borrowers’ Consolidated Tangible Net Worth shall not be less than the sum of $160,000,000.00, increased on and as of October 1 of each year, commencing October 1, 2015, by an amount equal to ten percent (10%) of Consolidated Net Income for the immediately preceding Fiscal Year, but which amount shall not be decreased in the event of a Consolidated Net Loss for any Fiscal Year.  The amount of Borrower’s Consolidated Tangible Net Worth shall be tested and reported to Lender as of the last day of each Fiscal Quarter.

7.3                               Consolidated Debt to Total Asset Ratio.  Borrowers shall maintain a Consolidated Debt to Total Asset Ratio of not greater than 0.625 to 1.00 as of the last day of each Fiscal Quarter.

7.4                               Debt Service Coverage Ratio. The Borrower shall at all times maintain a Debt Service Coverage Ratio of not less than 1.10 to 1.00, as determined to the satisfaction of Lender in accordance with the definitions set forth herein and in accordance with GAAP, which ratio shall be tested and reported to Lender as of September 30 of each year, commencing September 30, 2015.

7.5                               Capital Expenditures. Borrowers shall not permit the aggregate amount of Capital Expenditures by the Consolidated Group to exceed the Permitted Amount for any Fiscal Year.

8.                                      EVENTS OF DEFAULT; REMEDIES

8.1                               Event of Default; Remedies. If any of the following events (each such an event, an “Event of Default”) shall occur:

(a)                                 Obligors shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or deposit any funds as Cash Collateral in respect of any Letter of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b)                                 Obligors shall fail to pay any interest on any Loan or LC Disbursement or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 3 or more Business Days;

(c)                                  any certification, representation, or warranty made or deemed made by or on behalf of any Obligor in or in connection with this Agreement or any other Loan Document or in any report, certificate, financial statement, or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall have been incorrect in any material respect when made or deemed made (unless any such certification, representation or warranty is qualified as to materiality or as to Material Adverse Effect, in which case such certification, representation, or warranty shall have been incorrect in any respect);

(d)                                 any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.1, 5.2, 5.3 (with respect to any Obligor’s existence), 5.5, 5.8,

6, or 7 or any Obligor shall default in the performance of any of its obligations contained in any of the Security Documents;

(e)                                  any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b), or (d) of this Section) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days;

(f)                                   any Obligor shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof;

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (after giving effect to any applicable notice requirement or grace period); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness in a transaction permitted hereunder;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or other relief in respect of any Company or debts, or of a substantial part of its assets, under any Debtor Relief Laws or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for any Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     any Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, or other relief under any Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for any Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                    any Obligor shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;

(k)                                 one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (exclusive of amounts covered by insurance provided by a financially sound insurance company and for which such insurer has accepted liability) shall be rendered against any Company and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Company to enforce any such judgment;

(l)                                     an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Company in an aggregate amount exceeding $5,000,000;

(m)                             a Change of Control shall occur;

(n)                                 the Liens created by the Security Documents shall at any time not constitute a valid and perfected first-priority Lien on the collateral intended to be covered thereby in favor of Lender, free and clear of all other Liens (other than Permitted Encumbrances), or, except for expiration or termination in accordance with its terms or with the consent of Lender, any of the Loan Documents shall for whatever reason be terminated or cease to be in full force and effect, or enforceability thereof shall be contested by any Obligor; or

(o)                                 any Material Contract is terminated or otherwise fails to remain in full force and effect;

(p)                                 any material permit or approval from any Governmental Authority is terminated or otherwise fails to remain in full force and effect (whether as a result of the expiration of such permit or approval in accordance with the terms and provisions thereof or otherwise); or

(q)                                 (i) any Obligor shall, directly or indirectly, disavow or contest in any manner (x) the effectiveness, validity or enforceability of the Intercreditor Agreement, or (y) that the Intercreditor Agreement exists for the benefit of Lender, or (ii) the Intercreditor Agreement shall cease to be in full force and effect;

then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Section 8.1), and at any time thereafter during the continuance of such event, Lender may, by notice to Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Commitment including any obligation of Lender to issue Letters of Credit, and thereupon the Commitment and such obligations shall terminate immediately, (ii) require that Borrowers Cash Collateralize the aggregate LC Exposure, (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Obligor, and (iv) exercise all rights and remedies available to it under the Loan Documents and applicable law; and in case of any event with respect to any Obligor described in clause (h) or (i) of this Section 8.1, the Commitment and Lender’s obligation to issue Letters of Credit shall automatically terminate, the obligation of Borrowers to Cash Collateralize the LC Exposure shall automatically become effective and the principal of the

Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by each Obligor. In addition, if any Event of Default shall exist, Lender may foreclose or otherwise enforce any Lien granted to Lender, to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents and exercise any and all rights and remedies afforded by applicable law, by any of the Loan Documents, by equity, or otherwise.

8.2                               Application of Payment. Subsequent to the acceleration of the Obligations under Section 8.1 hereof, payments and prepayments with respect to the Obligations made to Lender, or otherwise received by Lender (from realization on Collateral or otherwise, but excluding any funds held to Cash Collateralize the LC Exposure that shall be applied to, or held to pay, the LC Exposure as set forth in Section 2.4(l)) shall be distributed in the following order of priority: FIRST, to the reasonable costs and expenses (including attorneys’ fees and expenses), if any, incurred by Lender in the collection of such amounts under this Agreement or of the Loan Documents, including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral; SECOND, to any fees then due and payable to Lender under this Agreement or any other Loan Document; THIRD, to the payment of interest then due and payable on the Loans; FOURTH, on a pro rata basis, to (a) the payment of principal of the Loans, (b) Cash Collateralize the LC Exposure in accordance with clause (a) of the definition of “Fully Satisfied” set forth in this Agreement, and (c) the payment of any Bank Product Obligations, until each of the foregoing Obligations in clauses (a) through (c) of this Section 8.2 are Fully Satisfied; FIFTH, to any other Obligations not otherwise referred to in this Section 8.2, and SIXTH, to the applicable Obligors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct; provided, however, that, notwithstanding anything to the contrary set forth above, in no event shall any proceeds of any Collateral owned, or any guaranty provided, by any Obligor under any Loan Document be applied to repay or cash collateralize any Excluded Swap Obligation with respect to such Obligor, but appropriate adjustments shall be made with respect to payments from other Obligors to preserve the allocation to Obligations otherwise set forth above in this Section; and provided further, that Lender may elect to apply the proceeds of any such Collateral or Guarantee to repay or Cash Collateralize any Obligations in accordance with the priority set forth above before applying the proceeds of any other Collateral or Guarantee provided under any Loan Document, if in the reasonable determination of Lender, such order of application will maximize the repayment of all of the Obligations. Lender shall have absolute discretion as to the time of application of any such proceeds, moneys, or balances in accordance with this Agreement. Upon any sale of Collateral by Lender (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by Lender or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Lender or such officer or be answerable in any way for the misapplication thereof.

8.3                               Performance by Lender. If any Obligor shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, Lender may perform or attempt to perform such covenant or agreement on behalf of such Obligor. In such event, Borrowers shall, at the request of Lender promptly pay any amount expended by Lender in connection with such performance or attempted performance to Lender, together with interest thereon at the interest rate provided for in Section 2.10(b) from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of such Obligor under any Loan Documents.

9.                                      MISCELLANEOUS

9.1                               Notices.

(a)                                 General Address for Notices. Except in the case of communications expressly permitted to be given by telephone hereunder or under any other Loan Documents, all notices and other communications (“Communications”) provided for herein or in any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or, subject to Section 8.1(b), by electronic communication, as follows:

(i)                                     if to Borrowers, to them at: Alico, Inc., 10070 Daniels Interstate Court, Suite 100, Fort Meyers, FL 33913; Attention: Mark Humphrey, Chief Financial Officer; Email: mhumphrey@alicoinc.com; Fax:  239-561-0146; and

(ii)                                  if to Lender, to it at: 12443 Olive Blvd., Suite 50, St. Louis, Missouri 63141; Attention: Customer Service Representative; Fax: (877) 655-9512; Email: CustomerConnect@RaboAg.com; with a copy to: 6956 Professional Parkway East, Sarasota, Florida 34240; Attention: Managing Director — Atlantic Territory.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, they shall be deemed to have been given at the opening of business on the next Business Day). Notices delivered through electronic communications to the extent provided in Section 9.1(b), shall be effective as provided in such Section 9.1(b).

(b)                                 Electronic Communications. Communications to Lender under the Loan Documents may be delivered or furnished by electronic communications pursuant to procedures approved by Lender. Unless Lender otherwise prescribes, Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that, if such Communication is not sent during the normal business hours of the recipient, such Communication shall be deemed to have been sent at the opening of business on the next Business Day.

(c)                                  Change of Address for Notices. Any party hereto may change its address or telecopy number for, or individual designated to receive, Communications under the Loan Documents by notice to the other parties hereto. All Communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

9.2                               Waivers; Amendments.

(a)                                 No Deemed Waivers; Remedies Cumulative. No failure or delay by Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

(b)                                 Amendments. Neither this Agreement, nor any other Loan Document nor any provision hereof or thereof may be waived, amended, or modified except, pursuant to an agreement or agreements in writing entered into by Borrowers and Lender.

9.3                               Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses. Each Obligor agrees to pay (i) all reasonable out-of-pocket expenses incurred by Lender and its Affiliates in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications, or waivers of the provisions hereof or thereof including the reasonable fees, charges and disbursements of one firm of counsel for Lender, and of such consultants, advisors, appraisers and auditors retained or engaged by Lender, whether or not the transactions contemplated hereby or thereby shall be consummated; (ii) all reasonable out-of-pocket expenses incurred by Lender in connection with the issuance, amendment, renewal, or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by Lender, including the reasonable fees, charges and disbursements of any advisors to Lender and counsel for Lender, in connection with the enforcement or protection of such Person’s rights in connection with this Agreement and the other Loan Documents or the Collateral, including its rights under this Section, and including in connection with any bankruptcy or insolvency proceeding, workout, restructuring, or negotiations in respect thereof; and (iv) all reasonable costs, expenses, taxes, assessments, and other charges incurred by Lender in connection with any filing, registration, recording, or perfection of any security interest contemplated by any Security Document or any other document referred to therein or any audit, verification, inspection or appraisal of the Collateral.

(b)                                 Indemnification by Obligors. Each Obligor hereby agrees to indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses, including the fees, charges, and disbursements of one firm of counsel for any Indemnitee incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other

Loan Document, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any payments that Lender is required to make under any indemnity issued to any bank, or other Person holding a Borrower’s deposit, commodity or security accounts, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.

(c)                                  Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the Transactions, any Loan, or Letter of Credit, or the use of the proceeds thereof.

(d)                                 Payments. All amounts due under this Section shall be payable no later than 10 Business Days after written demand therefor.

9.4                               Successors and Assigns.

(a)                                 Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of Lender that issues any Letter of Credit, any Affiliate of a Lender who is owed any of the Obligations and any Indemnitee), except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of Lender (and any attempted assignment or transfer of any Obligor without such consent shall be null and void), and (ii) Lender may not assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of Lender that issues any Letter of Credit and any Affiliate of Lender who is owed any of the Obligations, and, to the extent expressly contemplated hereby, the Related Parties of Lender)) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lender Generally. Notwithstanding anything to the contrary in this Agreement, Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Loans (including for purposes of this Section 9.4(b), participations in LC Disbursements) at the time owing to it); provided if such assignment is not to an Affiliate of

Lender and no Event of Default then exists, Borrowers shall have consented to such assignment (such consent not to be unreasonably withheld, delayed or conditioned).

(c)                                  Participations. Lender may at any time, without the consent of, or notice to, Borrowers, sell participations to any Person (other than a natural Person or Borrowers or any of Borrowers’ Affiliates) (a “Participant”) in all or a portion of Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans (including Lender’s participations in LC Disbursements) owing to it); provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13, (subject to the requirements and limitations therein, including the requirements under Section 2.13(g) (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Lender)) to the same extent as if it were Lender and had acquired its interest by assignment pursuant to Section 9.4(b); that such Participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d)                                 Certain Pledges. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (or other central bank under any central banking system established under the jurisdiction or organization of Lender (or its parent bank)); provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

9.5                               Survival. All covenants, agreements, certifications, representations and warranties made by Borrowers or any other Obligor herein or in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect certification, representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Full Satisfaction of the Obligations. The provisions of Sections 2.12, 2.13, 9.3, and 9.18 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of all Loans, or the expiration or termination of the Letters of Credit and the Commitments.

9.6                               Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.7                               Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8                               Right of Set-off. If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by Lender or any such Affiliate, to or for the credit or the account of Borrowers or any other Obligor against any and all of the obligations of Borrowers now or hereafter existing under this Agreement or any other Loan Document to Lender or its Affiliates, irrespective of whether or not Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or any other Obligor may be contingent or unmatured or are owed to a branch, office or Affiliate of Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that Lender and its Affiliates may have. Lender agrees to notify Borrowers promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.9                               Governing Law; Jurisdiction; Etc.

(a)                                 Governing Law. This Agreement and the other Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with, and this Agreement, such other Loan Documents, and all matters arising out of or relating in any way whatsoever to this Agreement and such other Loan Documents (whether in contract, tort, or otherwise) shall be governed by, the law of the State of Florida, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction.

(b)                                 Submission to Jurisdiction. Each Obligor hereby irrevocably and unconditionally agrees that it shall not commence any action, litigation, or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the Florida State Court sitting in Polk County and of the United States District Court of the Middle District of Florida (Orlando Division), and any appellate court from any thereof, and each of the parties hereto and each other Obligor hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation, or proceeding may be heard and determined in such Florida state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue. Each party hereto and each other Obligor hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in Section 9.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

9.10                        WAIVER OF JURY TRIAL.

EACH PARTY HERETO AND EACH OTHER OBLIGOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11                        Treatment of Certain Information; Confidentiality.

(a)                                 Treatment of Certain Information. Each Obligor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrowers or one or more of the Subsidiaries (in connection with this Agreement or otherwise) by Lender or by one or more Subsidiaries or Affiliates of Lender and each Obligor hereby authorizes Lender to share any information delivered to Lender by any Obligor or any of the Subsidiaries pursuant to this Agreement, or in connection with the decision of Lender to enter into this Agreement, to any Affiliate, it being understood that any such Affiliate receiving such information shall be bound by the provisions of Section 9.11(b) as if it were Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and Commitments or the termination of this Agreement or any provision hereof.

(b)                                 Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrowers and their obligations, this Agreement or payments hereunder; (vii) on a confidential basis to (A) any rating agency in connection with rating Obligors or their Subsidiaries or the credit facilities under this Agreement or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreements; (viii) with the consent of Borrowers; or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Lender or any of its Affiliates on a nonconfidential basis from a source other than Borrowers. For purposes of this Section, “Information” means all information received from the Obligors, their Subsidiaries or any of its representatives relating to the Obligors or any of its businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Lender or any of its representatives; provided that, in the case of information received from Borrowers after the date hereof, such information is identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c)                                  Independence of Covenants. All covenants and other agreements contained in this Agreement or any other Loan Document shall be given independent effect so that, if a particular action or condition is not permitted by any of such covenants or other agreements, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant or other agreement shall not avoid the occurrence of a Default if such action is taken or such condition exists.

9.12                        Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges or other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received, or reserved by Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect to such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.12 shall be cumulated and the interest and Charges payable to Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefore) until such cumulated amount, shall have been received by Lender. If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers.

9.13                        USA Patriot Act. Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify, and record information that identifies each Obligor and other information that will allow Lender to identify Borrowers in accordance with the USA Patriot Act. Borrowers hereby agree to provide, and cause each other Obligor to provide, such information promptly upon the request of Lender.

9.14                        Administrative Borrower. Each Borrower hereby irrevocably appoints Alico as the borrowing agent and attorney-in-fact for all Borrowers (“Administrative Borrower”) and Alico hereby accepts such appointment, which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower to take on its behalf all actions required of such Borrower under the Loan Documents, and to exercise all powers and to perform all duties of such Borrower thereunder, including to submit and receive all certificates, notices, elections, and communications. For the avoidance of doubt and notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Borrower agrees that any notice, demand, certificate, delivery or other communication delivered by Lender to Administrative Borrower shall be deemed delivered to Borrowers at the time of such delivery.

9.15                        Joint and Several Obligations.

(a)                                 All Obligations shall constitute joint and several obligations of Borrowers. Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by Lender to any other Borrowers hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers. Each Borrower acknowledges that any notice of Borrowing or any other notice given by any other Borrower to Lender shall bind all Borrowers, and that any notice given by Lender to any Borrower shall be effective with respect to all Borrowers. Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which such Person actually may have received the proceeds of any of the Loans or other extensions of credit or the amount of such Loans or other extensions of credit received or the manner in which Lender accounts among Borrowers for such Loans or other Obligations on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to any Borrower inure to the mutual benefit of all of Borrowers and that Lender is relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations under the Loan Documents and Bank Product Agreements, provided, that notwithstanding anything to the contrary in this Section, no Borrower shall be liable for any Swap Obligation incurred by an Obligor other than such Borrower, to the extent such Swap Obligation would constitute Excluded Swap Obligations with respect to such Borrower at such time.

(b)                                 Each Borrower shall be entitled to subrogation and contribution rights from and against the other Borrowers to the extent such Person is required to pay to Lender any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Person or as otherwise available under applicable law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of Section 9.15(c) through 9.15(d).

(c)                                  It is the intent of each Borrower, Lender, and any other Person holding any of the Obligations that the maximum obligations of each Borrower hereunder (such Person’s “Maximum Borrower Liability”) in any case or proceeding referred to below (but only in such a case or proceeding) shall not be in excess of:

(i)                                     in a case or proceeding commenced by or against such Person under the Bankruptcy Code on or within one year from the date on which any of the Obligations of such Person are incurred, the maximum amount that would not otherwise cause the Obligations of such Person hereunder (or any other Obligations of such Person to Lender and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Person under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)                                  in a case or proceeding commenced by or against such Person under the Bankruptcy Code subsequent to one year from the date on which any of the Obligations of such Person are incurred, the maximum amount that would not otherwise cause the Obligations of such Person hereunder (or any other Obligations of such Person to Lender and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Person under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii)                               in a case or proceeding commenced by or against such Person under any law, statute or regulation other than the Bankruptcy Code relating to dissolution, liquidation, conservatorship, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, reorganization or similar debtor relief from time to time in effect affecting the rights of creditors generally (collectively, “Other Debtor Relief Law”), the maximum amount that would not otherwise cause the Obligations of such Person hereunder (or any other Obligations of such Person to Lender and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Person under such Other Debtor Relief Law, including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding. (The substantive state or federal laws under which the possible avoidance or unenforceability of the Obligations of any Borrower hereunder (or any other Obligations of such Person to Lender and any other Person holding any of the Obligations) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”).

Notwithstanding the foregoing, no provision of this Section 9.15(c) shall limit the liability of any Borrower for loans advanced directly or indirectly to it under this Agreement.

(d)                                 To the extent set forth in Section 9.15(c), but only to the extent that the Obligations of any Borrower hereunder would otherwise be subject to avoidance under any Avoidance Provisions if such Person is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for such transfers or obligations, or if such transfers or obligations of any Borrower hereunder would render such Person insolvent, or leave such Person with an unreasonably small capital or unreasonably small assets to conduct its business, or cause such Person to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the obligations of such Person are deemed to have been incurred and transfers made under such Avoidance Provisions, then the obligations of such Person hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Obligations of such Person hereunder (or any other Obligations of such Person to Lender and any other Person holding any of the Obligations), as so reduced, to be subject to avoidance under such Avoidance Provisions. This Section 9.15(d) is intended solely to preserve the rights hereunder of Lender and any other Person holding any of the Obligations to the maximum extent that would not cause the obligations of Borrowers hereunder to be subject to avoidance under any Avoidance Provisions, and none of Borrowers nor any other Person shall have any right, defense, offset, or claim under this Section 9.15(d) as against Lender and any other Person holding any of the Obligations that would not otherwise be available to such Person under the Avoidance Provisions.

(e)                                  Each Borrower agrees that the Obligations may at any time and from time to time exceed the Maximum Borrower Liability of such Person, and may exceed the aggregate Maximum Borrower Liability of all of Borrowers hereunder, without impairing this Agreement or any provision contained herein or affecting the rights and remedies of Lender hereunder.

(f)                                   In the event any Borrower (a “Funding Borrower”) shall make any payment or payments under this Agreement or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations hereunder, each other Borrower (each, a “Contributing Borrower”) shall contribute to such Funding Borrower an amount equal to such payment or payments made, or losses suffered, by such Funding Borrower determined as of the date on which such payment or loss was made multiplied by the ratio of (i) the Maximum Borrower Liability of such Contributing Borrower (without giving effect to any right to receive any contribution or other obligation to make any contribution hereunder), to (ii) the aggregate Maximum Borrower Liability of all Borrowers (including the Funding Borrowers) hereunder (without giving effect to any right to receive, or obligation to make, any contribution hereunder).

Nothing in this Section 9.15(f) shall affect the joint and several liability of any Borrower to Lender for the entire amount of its Obligations. Each Borrower covenants and agrees that its right to receive any contribution hereunder from a Contributing Borrower shall be subordinate and junior in right of payment to all obligations of Borrowers to Lender hereunder.

(g)                                  No Borrower will exercise any rights which it may acquire by way of subrogation hereunder or under any other Loan Document or at law by any payment made hereunder or otherwise, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by such Person hereunder or under any other Loan Document, until all amounts owing to Lender on account of the Obligations are paid in full in cash. If any amounts shall be paid to any Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Person in trust for Lender, segregated from other funds of such Person, and shall, forthwith upon receipt by such Person, be turned over to Lender in the exact form received by such Person (duly endorsed by such Person to Lender, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.

9.16                        Press Release and Related Matters. No Obligor shall, and no Obligor shall permit any of its Affiliates to, issue any press release or other public disclosure using the name or logo or otherwise referring to Lender or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Lender is party without the prior consent of Lender, except to the extent required to do so under applicable law and then, in any event, Borrowers will advise Lender as soon as possible with respect to such press release or other public disclosure.

9.17                        No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Borrower, any holders of Equity Interests of any Borrower, or any other Person.

9.18                        No Fiduciary Relationship. The relationship between Borrowers and the other Obligors on the one hand and Lender on the other is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrowers or any other Obligors, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrowers and the other Obligors on the one hand and Lender on the other to be other than that of debtor and creditor.

9.19                        Construction. Each Borrower, each other Obligor (by its execution of the Loan Documents to which it is a party) and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.20        Payments Set Aside. To the extent that any payment by or on behalf of any Obligor under any Loan Document is made to Lender, or Lender exercises its right of set-off as to any Obligor, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

9.21        Benefits of Agreement. The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their permitted successors and assigns, and no other Person (other than any Related Parties of Lender and any Participants to the extent provided for in Section 9.4(c)) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

9.22        Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until Full Satisfaction of the Obligations. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its officer or officers thereunto duly authorized as of the date first above written.

BORROWERS:	ALICO, INC., a Florida corporation

	By:	/s/ Clay G. Wilson
		Name:	Clay G. Wilson
		Title:	CEO

ALICO-AGRI, LTD., a Florida limited partnership

	By:	Alico, Inc., a Florida corporation, its General Partner

	By:	/s/ Clay G. Wilson
		Name:	Clay G. Wilson
		Title:	CEO

ALICO PLANT WORLD, L.L.C., a Florida limited liability company

	By:	Alico-Agri, Ltd., a Florida limited partnership, its Sole Member

By: Alico, Inc., a Florida corporation, its General Partner

	By:	/s/ Clay G. Wilson
		Name:	Clay G. Wilson
		Title:	CEO

ALICO FRUIT COMPANY, LLC, Florida limited liability company

	By:	Alico, Inc., a Florida corporation, its Managing Member

	By:	/s/ Clay G. Wilson
		Name:	Clay G. Wilson
		Title:	CEO

CREDIT AGREEMENT

ALICO LAND DEVELOPMENT INC., a Florida corporation

By:	/s/ Clay G. Wilson
	Name:	Clay G. Wilson
	Title:	CEO

ALICO CITRUS NURSERY, LLC, a Florida limited liability company

By:	Alico, Inc., a Florida corporation, its Managing Partner

By:	/s/ Clay G. Wilson
	Name:	Clay G. Wilson
	Title:	CEO

CREDIT AGREEMENT

LENDER:	RABO AGRIFINANCE, INC., as Lender

	By:	/s/ Judy Cochran
		Name:	Judy Cochran
		Title:	Assistant Vice President

Commitment: $70,000,000

CREDIT AGREEMENT

EXHIBIT A

FORM OF
ASSIGNMENT AND ASSUMPTION

(See Attached)

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between                             [insert name of Assignor] (the “Assignor”) and                                [insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as may be amended, restated, supplemented, extended, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the parties as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement, and any other documents or instruments delivered pursuant thereto, to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, in each case to the extent related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate of [identify Lender]]

3.	Borrowers:	Alico, Inc., Alico-Agri, LTD., Alico Plant World, L.L.C., Alico Fruit Company, LLC, Alico Land Development Inc., and Alico Citrus Nursery, LLC

4.	Credit Agreement:

The Credit Agreement dated as of November [    ], 2014, among Alico, Inc., a Florida corporation; Alico-Agri, LTD., a Florida limited partnership; Alico Plant World, L.L.C., a Florida limited liability company; Alico Fruit Company, LLC, a Florida limited liability company; Alico Land Development Inc., a

Exhibit A-1

Florida corporation; Alico Citrus Nursery, LLC, a Florida limited liability company, as Borrowers, and Rabo Agrifinance, Inc., as Lender.

5.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans(1)
	$	$		%
	$	$		%
	$	$		%
	$	$		%

Effective Date:       , 20

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE]

By:
Title:

(1)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A-2

[Consented to:(2)]	[ ]

By:
Name:
Title:

(2)  To be added only if the consent of the Borrowers is then required by the terms of the Credit Agreement.

ASSIGNMENT AND ASSUMPTION

ANNEX 1

CREDIT AGREEMENT DATED AS OF NOVEMBER [    ], 2014

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties

1.1                               Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver the Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrowers, any of their Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrowers, any of their Subsidiaries, or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2                               Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.4(b) of the Credit Agreement (subject to receipt of such consents, if any, as may be required under Section 9.4(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, and (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, on the basis of which it has made such analysis and decision independently and without reliance on Assignor; and (b) agrees that (i) it will, independently and without reliance on Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Annex 1
Assignment and Assumption

2.                                      Payments. From and after the Effective Date, Assignor shall deliver all payments it receives in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of a signature page of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with, the law of the State of New York.

Annex 1
Assignment and Assumption

EXHIBIT N

FORM OF
PROMISSORY NOTE

(See Attached)

This promissory note is not secured by any interest in Florida real property. Accordingly, Florida documentary stamp tax due in connection with the execution and delivery of this promissory note is limited to $2,450 pursuant to Section 201.08(1)(a) F.S. The documentary stamp tax due will be remitted to the Florida Department of Revenue by the Lender by filing a Form DR-228 by [December 20, 2014].

PROMISSORY NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned ALICO, INC., a Florida corporation (“Alico”); ALICO-AGRI, LTD., a Florida limited partnership (“Alico-Agri”); ALICO PLANT WORLD, L.L.C., a Florida limited liability company (“Plant World”); ALICO FRUIT COMPANY, LLC, a Florida limited liability company (“Fruit Company”); ALICO LAND DEVELOPMENT INC., a Florida corporation (“Land Development”); ALICO CITRUS NURSERY, LLC, a Florida limited liability company (“Citrus Nursery”, and together with Alico, Alico-Agri, Plant World, Fruit Company and Land Development, each a “Borrower” and collectively the “Borrowers”) hereby, jointly and severally, promise to pay to the order of                                  (together with its successors and assigns, hereinafter the “Bank”), on or before the Revolving Credit Maturity Date, the aggregate principal amount of                        MILLION AND 00/100 DOLLARS (US$                  ) or, if less, the aggregate unpaid principal amount of all Loans made by the Bank to the undersigned, in immediately available funds as provided in the Credit Agreement (defined below), together with interest thereon, until such principal amount is paid in full, at such interest rates, and payable at such times, as provided in the Credit Agreement.  All payments shall be made to Bank in lawful money of the United States of America at 12443 Olive Blvd., Suite 50, St. Louis, MO 63141.

This Note is one of the Notes referred to in, and is entitled to the benefits of, that certain Credit Agreement dated as of December [    ], 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrowers, and RABO AGRIFINANCE, INC., in its capacity as a lender (the “Lender”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  This Note evidences the Loans made by the Bank under the Credit Agreement.

The Bank may endorse and attach a schedule to reflect borrowings evidenced by this Note and all payments and prepayments thereon; provided that any failure to endorse such information (or an error contained in such information) shall not affect the obligation of the Borrowers to pay amounts evidenced hereby.

Upon the occurrence of an Event of Default, all amounts evidenced by this Note may, or shall, become immediately due and payable as provided in the Credit Agreement without presentment, demand, protest or notice of any kind, all of which are waived by the Borrowers.  In the event payment of amounts evidenced by this Note is not made at any stated or accelerated maturity, the Borrowers agree, jointly and severally, to pay, in addition to principal and interest, all costs of collection in connection therewith, including reasonable attorneys’ fees.

This Note and the Loans and amounts evidenced hereby may be transferred only as provided in the Credit Agreement.

This Note shall be governed by, construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed within the State of New York, without reference to the conflicts of law principles thereof.

Time is of the essence of this Note.

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IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed under seal as of the date first above written.

ALICO, INC., a Florida corporation

By:
Name:
Title:

ALICO-AGRI, LTD., a Florida limited partnership

By:
Name:
Title:

ALICO PLANT WORLD, L.L.C., a Florida limited liability company

By:
Name:
Title:

ALICO FRUIT COMPANY, LLC, a Florida limited liability company

By:
Name:

ALICO LAND DEVELOPMENT INC., a Florida corporation

By:
Name:

PROMISSORY NOTE

ALICO CITRUS NURSERY, LLC, a Florida limited liability company

By:
Name:
Title:

PROMISSORY NOTE

EXHIBIT 2.3

FORM OF
BORROWING REQUEST

(See Attached)

BORROWING REQUEST

                               , 20

Rabo AgriFinance, Inc.

12443 Olive Blvd., Suite 50

St. Louis, Missouri 63141

Attention: Customer Service Representative
Telecopy:  (877) 655-9512
Email: CustomerConnect@RaboAg.com

Ladies and Gentlemen:

The undersigned, ALICO, INC., a Florida corporation (“Administrative Borrower”), refers to that certain Credit Agreement dated as of December [    ], 2014 (as amended, restated, supplemented, extended, or otherwise modified from time to time, the “Credit Agreement”) by and among Administrative Borrower, ALICO-AGRI, LTD., a Florida limited partnership, ALICO PLANT WORLD, L.L.C., a Florida limited liability company, ALICO FRUIT COMPANY, LLC, a Florida limited liability company, ALICO LAND DEVELOPMENT INC., a Florida corporation, and ALICO CITRUS NURSERY, LLC, a Florida limited liability company, as Borrowers, and RABO AGRIFINANCE, INC., as Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Administrative Borrower, on behalf of all Borrowers, hereby gives you notice pursuant to the provisions of Section 2.3 of the Credit Agreement that it requests a Borrowing, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing (which is a Business Day)

(B)	Aggregate principal amount of Borrowing (1)

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(1)                                 Each Borrowing shall be in an aggregate amount of not less than $100,000; provided, however, that to the extent Availability is less than $100,000, the Borrowing shall be in the amount of the Availability.

Exhibit 2.3-1

Administrative Borrower, on behalf of the Borrowers, hereby represents, and upon acceptance of any or all of the Loans made in response to this request, each Borrower shall be deemed to have represented and warranted, that the conditions to lending specified in clauses (a), (b), and (c) of Section 4.2 of the Credit Agreement have been satisfied.

Very truly yours,

ALICO, INC., a Florida corporation

By:
Name:
Title:

BORROWING REQUEST

EXHIBIT 5.1

FORM OF
COMPLIANCE CERTIFICATE

(See Attached)

COMPLIANCE CERTIFICATE

For the Fiscal [Quarter][Year] ended                          , 20

This Compliance Certificate is delivered to you pursuant to Section 5.1(c) of that certain Credit Agreement dated as of December [    ], 2014 (as amended, restated, supplemented, extended, or otherwise modified from time to time, the “Credit Agreement”) by and among Alico, Inc., a Florida corporation (“Alico”), Alico-Agri, LTD., a Florida limited partnership, Alico Plant World, L.L.C., a Florida limited liability company, Alico Fruit Company, LLC, a Florida limited liability company, Alico Land Development Inc., a Florida corporation, and Alico Citrus Nursery, LLC, a Florida limited liability company, as Borrowers, and Rabo Agrifinance, Inc., as Lender. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

I,                                     , the                                      of Alico hereby certify solely in my capacity as a Responsible Officer of Alico and not in my individual capacity that the following information is accurate as of the date hereof:

1.             The company-prepared financial statements which accompany this certificate present fairly in the financial condition and results of operations of Alico and its Subsidiaries on a consolidated [and consolidating] basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes.

2.             Since [                              ](1) [no Default or Event of Default has occurred under the Credit Agreement][a Default or Event of Default has occurred, as described on Annex 1 hereto, and the action proposed to be taken with respect thereto is described on Annex 1 hereto].

3.             Since [                              ](2) [there has been no change in GAAP or in the application thereof that has an impact on the financial statements of the Consolidated Group or the calculation of the financial covenants set forth in Article 7 of the Credit Agreement][a change in GAAP or in the application thereof has occurred which has an impact on the financial statements of the Consolidated Group and/or the calculation of the financial covenants set forth in Article 7 of the Credit Agreement, as described on Annex 2 hereto].

4.             Delivered herewith as Attachment A are reasonably detailed calculations demonstrating compliance by the Consolidated Group with the financial covenants contained in Section 7 of the Credit Agreement, in each case as of the end of the Fiscal [Quarter][Year] referred to above.

5.             [Delivered herewith as Attachment B are updated schedules required to be delivered pursuant to Section 6 of the Security Agreement.]

(1)         The date of the last similar certification, or, if none, the Effective Date.

(2)         The date of the last similar certification, or, if none, the Effective Date.

Exhibit 5.1-1

6.             [Delivered herewith as Attachment C are certificates of Borrowers’ insurance brokers, evidencing all insurance required by Section 5.5 of the Credit Agreement and showing the Lender is named as lender’s loss payee and additional insured with respect thereto.](3)

7.             Since the Effective Date and except as disclosed in prior Compliance Certificates delivered to Lender, no Obligor has:

(a)                                 changed its legal name, organizational identity, jurisdiction of organization or identification number except as follows:                                                                            ; or

(b)                                 changed the location of its chief executive office or its locations of Inventory or Equipment (other than (i) Equipment out for repair, (ii) Inventory and Equipment in transit in the Ordinary Course of Business, and (iii) other Inventory and Equipment with an aggregate value of less than $[500,000]), except as follows:                                                                            ; or

(c)                                  acquired or otherwise obtained any Collateral consisting of, or any amount payable under or in connection with any of the Collateral evidenced by Chattel Paper (electronic, tangible or otherwise), Documents, or Instruments (as “Chattel Paper,” “Documents” and “Instruments” are defined in the New York UCC referred to in the Security Agreement), in each case with an aggregate face amount in excess of $[                            ], except as indicated on Attachment D.

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(3)         Clause only to be included with Compliance Certificates delivered in connection with year end financial statements.

Exhibit 5.1-2

This        day of                   , 20      .

ALICO, INC.,
a Florida corporation

By:
Name:
Title:

COMPLIANCE CERTIFICATE

Attachment A

Computation of Financial Covenants

Attachment A

Compliance Certificate

Attachment B

Updated schedules and collateral information pursuant to the Security Agreement

Attachment B

Compliance Certificate

Attachment C

Insurance Certificates

Attachment C

Compliance Certificate

Attachment D

Collateral Evidenced by Investment Related Property, Chattel Paper (electronic, tangible or otherwise), Documents, or Instruments

Attachment D

Compliance Certificate

[Annex 1]

[Events of Default]

Annex 1

Compliance Certificate

[Annex 2]

[Changes in GAAP]

Annex 2

Compliance Certificate